Exhibit 10-2






                    ASSET PURCHASE AGREEMENT

                          BY AND AMONG

                  NGE GENERATION, INC., SELLER,

           NEW YORK STATE ELECTRIC & GAS CORPORATION,

                               AND

                      AES NY, L.L.C., BUYER



                   Dated As Of August 3, 1998











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                       TABLE OF CONTENTS
                                                             Page

                                 ARTICLE I
                             DEFINITIONS

   1.1    Definitions                                           1

                                 ARTICLE II
                           PURCHASE AND SALE

   2.1    Transfer of Assets                                   13
   2.2    Excluded Assets                                      14
   2.3    Assumed Liabilities                                  17
   2.4    Excluded Liabilities                                 19

                                ARTICLE III
                             THE CLOSING

   3.1    Closing                                              21
   3.2    Payment of Purchase Price                            21
   3.3    Adjustment to Purchase Price                         21
   3.4    Allocation of Purchase Price                         23
   3.5    Prorations                                           23
   3.6    Deliveries by the Sellers                            24
   3.7    Deliveries by the Buyer                              25

                                 ARTICLE IV
            REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF
                             THE SELLERS

   4.1    Organization; Qualification; Matters Regarding SRC   27
   4.2    Authority Relative to this Agreement                 27
   4.3    Consents and Approvals; No Violation                 28
   4.4    Insurance                                            28
   4.5    Title                                                29
   4.6    Real Property Leases                                 29
   4.7    Environmental Matters                                29
   4.8    Labor Matters                                        30
   4.9    Benefit Plans: ERISA                                 31
   4.10   Real Property                                        32
   4.11   Condemnation                                         32
   4.12   Contracts and Personal Property Leases               32
   4.13   Legal Proceedings                                    33
   4.14   Permits                                              33
   4.15   Taxes                                                34
   4.16   Disclaimers Regarding Purchased Assets               36
   4.17   Intellectual Property                                37
   4.18   Additional Representations                           37
   4.19   No Work Stoppages or Grievances                      38
   4.20   Financial Representations                            38

                          ARTICLE V
                  REPRESENTATIONS AND WARRANTIES
                         OF THE BUYER

   5.1    Organization                                         39
   5.2    Authority Relative to this Agreement                 39
   5.3    Consents and Approvals; No Violation                 39
   5.4    Availability of Funds                                40
   5.5    Financial Representations                            41
   5.6    Legal Proceedings.                                   41
   5.7    Qualified Buyer                                      42
   5.8    Inspections                                          42
   5.9    "AS IS" Sale                                         42
   5.10   Purchase for Investment                              43
   5.11   WARN Act                                             43

                                 ARTICLE VI
                       COVENANTS OF THE PARTIES

   6.1    Conduct of Business Relating to the
          Purchased Assets                                     43
   6.2    Access to Information                                46
   6.3    Expenses                                             49
   6.4    Further Assurances                                   49
   6.5    Public Statements                                    51
   6.6    Consents and Approvals                               51
   6.7    Fees and Commissions                                 53
   6.8    Tax Matters                                          54
   6.9    Advice of Changes                                    60
   6.10   Employees                                            60
   6.11   Risk of Loss                                         63
   6.12   Additional Covenants of the Buyer                    65
   6.13   Insurance                                            65

                         ARTICLE VII
                      CONDITIONS TO CLOSING

   7.1    Conditions to Obligations of the Buyer               67
   7.2    Conditions to Obligations of the Sellers             69

                                ARTICLE VIII
                           INDEMNIFICATION

   8.1    Indemnification                                      72
   8.2    Defense of Claims                                    74

                                 ARTICLE IX
                     TERMINATION AND ABANDONMENT

   9.1    Termination                                          77
   9.2    [RESERVED]                                           78
   9.3    Effect of Termination Without Default                78

                                 ARTICLE X
                      MISCELLANEOUS PROVISIONS

   10.1   Dispute Resolution                                   78
   10.2   Amendment and Modification                           79
   10.3   Waiver of Compliance; Consents                       79
   10.4   No Survival                                          79
   10.5   Notices                                              79
   10.6   Assignment                                           80
   10.7   Governing Law                                        81
   10.8   Counterparts                                         81
   10.9   Interpretation                                       81
   10.10  Schedules and Exhibits                               81
   10.11  Entire Agreement                                     82
   10.12  Bulk Sales Laws                                      82


                 LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A   Form of Assignment and Assumption Agreement
Exhibit B   Form of Bill of Sale
Exhibit C   Form of Deed
Exhibit D   FIRPTA Affidavit
Exhibit E   Reciprocal Easement Agreement
Exhibit F   Interconnection Agreement
Exhibit G   Milliken Operating Agreement
Exhibit H   New York Transition Agreement
Exhibit I   Agreement to Assign Transmission Rights and
            Obligations
Exhibit J   Buyer's Parent Guaranty


SCHEDULES

1.1(a)(15)  Description of Deeds to Seller containing Easements and Access Rights Reserved to NYSEG
1.1(a)(40)  Managerial Representatives
1.1(a)(46)  Permitted Encumbrances (other than with respect to
            Real Property)
1.1(a)(66)  Transferable Permits (both environmental and non-
            environmental)
2.1         Schedule of Plants
2.1(c)      Schedule of Tangible Personal Property to be Conveyed
            to Buyer
2.1(d)      Schedule of Agreements between Seller and its
            Affiliates to be Assigned to Buyer
2.1(k)      Schedule of Plant Names
2.1(m)      Intellectual Property and Technology Hardware
2.2(a)(i)   Description of Transmission Assets not included in
            Conveyance
2.2(a)(ii)  Description of Certain Other Excluded Assets
2.2(l)      Description of Cooperative Agreements
3.3(a)(i)   Schedule of book value of Inventories as of March 31,
            1998
4.3(a)      Seller's Third Party Consents
4.3(b)      Seller's Regulatory Approvals
4.4         Insurance Schedule
4.5         Exceptions to Title with respect to the Real Property
4.6         Real Property Leases
4.7         Schedule of Environmental Matters
4.8         Schedule of Labor Matters
4.9(a)      Schedule of Benefit Plans
4.9(b)      Schedule of ERISA Non-Compliance
4.10        Description of Real Property
4.11        Notices of Condemnation
4.12(a)     List of Sellers' Agreements
4.12(b)     List of Material Contracts Requiring Consents
4.12(c)     List of Defaults under the Material Contracts
4.13        List of Litigation
4.14(b)     List of material Permits (other than Transferable
            Permits)
4.15        Tax Schedules
4.17        Intellectual Property Exceptions
5.3(b)      Buyer's Regulatory Approvals
6.1         Schedule of Permitted Activities prior to Closing
6.10(a)     Schedule of Transferred Hourly Paid Employees
6.10(b)     Schedule of Transferred Salaried Employees
6.10(d)     Schedule of IBEW Collective Bargaining Agreement and
            Memoranda relating thereto
6.10(e)     Schedule of Authorized Overtime
6.10(l)     Schedule of Corporate Salaried Employees

                    ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of August 3, 1998, by and among NGE Generation, Inc., a New York corporation (the "Seller"), New York State Electric & Gas Corporation, a New York corporation ("NYSEG"), and AES NY, L.L.C., a Delaware limited liability company (the "Buyer"). Seller and NYSEG from time to time shall be collectively referred to as the "Sellers". The Sellers and the Buyer from time to time shall each be referred to individually as a "Party," and collectively as the "Parties."

          WHEREAS, the Buyer desires to purchase and assume from the Sellers, and the Sellers desire to sell and assign to the Buyer, the Purchased Assets (as defined in Section 2.1 below) which constitute the Sellers' fossil generation assets and associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                           ARTICLE I
                          DEFINITIONS

          1.1 Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section
1.1(a).

          (1)   "Affiliate" has the meaning set forth in Rule
12b-2 of the General Rules and Regulations under the Exchange
Act.

          (2) "Agreement" means this Asset Purchase Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

          (3) "Agreement to Assign Transmission Rights and Obligations" means the assignment and assumption agreement whereby NYSEG will assign certain of its rights pursuant to certain transmission agreements to the Buyer and whereby the Buyer will assume certain obligations, dated as of the date of this Agreement and in the form attached hereto as Exhibit "I".

          (4) "Allowance" means an authorization to emit up to one ton of sulfur dioxide or one ton of nitrogen oxide as defined in the Federal Clean Air Act (42 U.S.C. ' 7401 et. seq) or as may in the future be defined in regulations issued by the United States Environmental Protection Agency or the New York State Department of Environmental Conservation ("DEC").

          (5) "Ancillary Agreements" mean the Reciprocal Easement Agreement, the Interconnection Agreement, the Milliken Operating Agreement, the Agreement to Assign Transmission Rights and Obligations, the New York Transition Agreement and the Guaranty.

          (6) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between the Sellers and the Buyer, by which the Sellers shall assign the Assigned Contracts, certain intangible assets and other Purchased Assets to the Buyer and whereby the Buyer will assume the Assumed Liabilities, substantially in the form of Exhibit "A" attached hereto.

          (7) "Bill of Sale" means the Bill of Sale to be delivered at the Closing, with respect to the Tangible Personal
Property included in the Purchased Assets which is to be transferred at the Closing, substantially in the form of Exhibit
"B" attached hereto.

          (8) "Business Day" shall mean any day other than Saturday, Sunday or any day which is a day on which banking institutions in New York State are authorized by law or obligated by other governmental action to close.

          (9)   "CERCLA" means the Federal Comprehensive
Environmental Response, Compensation, and Liability Act of 1980, as amended.

          (10)  "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

          (11) "Code" means the Internal Revenue Code of 1986, as amended.

          (12) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of executing this Agreement and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

          (13)  "Confidentiality Agreement" means the
Confidentiality Agreement, dated March 26, 1998, executed by The
AES Corporation prior to the auction of the Plants.

          (14) "Deed" means the Bargain and Sale Deed, with covenants against grantor's acts, by which the Real Property is to be conveyed to the Buyer from the Seller, substantially in the form of Exhibit "C" attached hereto.

          (15) "Easements" means, with respect to the Purchased Assets, the easements and access rights to be granted by the Buyer to NYSEG pursuant to the Reciprocal Easement Agreement, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities by NYSEG relating to the Transmission Assets, as further described in the Reciprocal Easement Agreement, and the easements and access rights reserved to NYSEG in those certain deeds to the Seller dated February 11, 1998, which deeds are described on Schedule 1.1(a)(15).

          (16) "Emission Reduction Credits" means credits, in units that have, prior to the date of this Agreement, been established by a Governmental Authority with jurisdiction over the Plants that have obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs, control of emissions beyond that required by applicable law, and fuel switching), that: (a) have been certified by the DEC as complying with the law and regulations of the State of New York governing the establishment of such credits (including, without limitation, that such emissions reductions are enforce able, permanent, quantifiable, real and surplus) and listed in the Certified Emissions Reduction Credit Registry maintained by the DEC; or (b) have been certified by any other applicable Governmental Authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, certification that such emissions reductions are enforceable, permanent, quantifiable, real and surplus).
Emission Reduction Credits include certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

          (17) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

          (18) "Environmental Claim" means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential
(a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Substances at any location related to the Purchased Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment, or disposal.

          (19) "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any Environmental Claim, or at which there has been a threatened or actual Release of a Hazardous Substance.

          (20) "Environmental Condition" means the presence or Release to the environment, whether at a Site or at an off-Site location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from a Site or any off-Site location.

          (21) "Environmental Laws" means all present or future Federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. '' 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. '' 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. '' 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. '' 2601 et seq.), the Oil Pollution Act (33 U.S.C. '' 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. '' 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. '' 651 et seq.), all state laws analogous to any of the above and the New York State Environmental Conservation Law.

          (22)  "Environmental Reports" means the "Phase I" and
"Phase II" environmental site assessments prepared by Pilko and Associates and made available for inspection by the Buyer.

          (23)  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

          (24) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (25) "Federal Power Act" means the Federal Power Act of 1935, as amended.

          (26)  "FERC" means the Federal Energy Regulatory
Commission.

          (27) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit "D" attached hereto.

          (28) "Good Utility Practices" mean any of the applicable practices, methods and acts engaged in or approved by a significant portion of the electric generation, transmission, and distribution industry in the region during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could be expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to practices, methods or acts generally accepted by the electric generation, transmission, and distribution industry in the region.

          (29) "Governmental Authority" means any federal, state, local, provincial, foreign or other governmental, legislature, regulatory or administrative agency, commission, official, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

          (30)  "Guaranty" means the Guaranty executed by The AES
Corporation (ABuyer's Parent@), dated the date of this Agreement and in the form attached hereto as Exhibit "J."

          (31)  "Hazardous Substances" means: (a) any
petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas other than in the form of a naturally occurring radioactive material, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          (32)  "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          (33) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

          (34) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by the Seller and the Buyer.

          (35) "Inspection" means all reviews, examinations, inspections, investigations, verifications, and similar activities conducted by the Buyer or its agents or Representatives with respect to the Purchased Assets prior to the Closing.

          (36) "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, inventions, computer software, copyrights and copyright rights owned by the Sellers and necessary for the operation and maintenance of the Purchased Assets, and all pending applications for registrations of patents, trademarks, and copyrights, as set forth as part of
Schedule 2.1(m).

          (37)  "Interconnection Agreement" means the
Interconnection Agreement between NYSEG and the Buyer, under which NYSEG will provide the Buyer with interconnection service to certain of its transmission facilities dated as of the date of this Agreement and in the form attached hereto as Exhibit "F".

          (38) "Inventories" means coal, fuel oil or alternative fuel inventories, limestone, materials, spare parts, consumable supplies and chemical and gas inventories relating to the operation of the Plants located at, on, or in transit to, the Plants.

          (39) "ISO" means the Independent System Operator, as established by NYPP.

          (40) "Knowledge" means the actual knowledge of the managerial representatives of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, which representatives are set forth in Schedule 1.1(a)(40).

          (41) "Material Adverse Effect" means any change in, or effect on the Purchased Assets that is materially adverse to the operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than: (a) any change affecting the international, national, regional or local electric industry as a whole and not Seller specifically and exclusively; (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used in connection with the Purchased Assets; (d) any change or effect resulting from, changes in the North American, national, regional or local electric transmission systems or operations thereof; (e) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date; (f) any order of any court or Governmental Authority or legislature applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon; and (g) any change or effect resulting from action or inaction by a Governmental Authority with respect to an ISO in New York or Retail Access.

          (42) "Milliken Operating Agreement" means the agreement between the Buyer and NYSEG, with respect to the Buyer's operation of the Milliken Station on and after the Closing Date, dated as of the date of this Agreement and in the form attached hereto as Exhibit "G".

          (43) "New York Transition Agreement" means the agreement between NYSEG and the Buyer whereby the Buyer agrees to sell installed capacity to NYSEG for a specified period of time on and after the Closing Date, dated as of the date of this Agreement and in the form attached hereto as Exhibit "H".

          (44)  "NYPP" means the New York Power Pool.

          (45) "NYPSC" means the Public Service Commission of the State of New York .

          (46) "Permitted Encumbrances" means: (a) the Easements; (b) those exceptions to title to the Real Property listed in Schedule 4.5 and those Encumbrances with respect to the other Purchased Assets set forth in Schedule 1.1(a)(46); (c) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $500,000; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (f) such other liens, imperfections in or failure of title, charges, easements, restrictions and Encumbrances which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

          (47) "Person" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, or a governmental entity or any department or agency thereof.

          (48) "Plants" means the fossil fuel generating plants identified on Schedule 2.1 attached hereto.

          (49) "Proprietary Information" of a Party means all information about that Party or its properties or operations furnished to the other Party or its Representatives by the first Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the first Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the first Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the first Party or its Representatives, or is not otherwise under any obligation to the first Party or any of its Representatives or otherwise not to transmit the information to the other Party or its Representatives; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

          (50) "Reciprocal Easement Agreement" means the Reciprocal Easement Agreement between the Buyer and NYSEG, whereby the Buyer will provide NYSEG with Easements with respect to the Real Property and Tangible Personal Property transferred to the Buyer and whereby NYSEG will provide the Buyer with certain easements and access rights with respect to certain real property and personal property owned by NYSEG, dated as of the date of this Agreement and in the form attached hereto as Exhibit "E".

          (51) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

          (52) "Remediation" means action of any kind to address a Release or the presence of Hazardous Substances at a Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at a Site or off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and
(f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at a Site or off-Site location.

          (53) "Representatives" of a Party means the Party's Affiliates and its and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling persons.

          (54) "Retail Access" means the ability of retail electric customers to purchase electric power directly from power generators, power marketers, or any other entities at prices not subject to regulation.

          (55)  "SEC" means the Securities and Exchange
Commission.

          (56)  "Securities Act" means the Securities Act of
1933, as amended.

          (57) "Sellers' Agreements" means those contracts listed on Schedule 4.12(a) and the IBEW Collective Bargaining Agreement and IBEW Memoranda (as defined in Section 6.10(d)) and the Memorandum of Agreement referred to in Schedule 6.10(d).

          (58) "Site" means the Real Property (including improvements) forming a part of, or used or usable in connection with the operation of, a Plant, including any disposal sites included in Real Property. Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

          (59)  "SRC" means Somerset Railroad Corporation, a New
York corporation.

          (60) "SRC Stock" means the 2,000 shares of common stock, no par value, of SRC owned, beneficially and of record, by the Seller.

          (61) "Subsidiary" when used in reference to any Person means any entity with respect to which outstanding securities having ordinary voting power to elect a majority of the board of directors (or other individuals performing similar functions) of such entity are owned directly or indirectly by such Person.

          (62) "Tax Affiliate" means any entity that is a member of the same affiliated group of corporations (within the meaning of Section 1504(a) of the Code) ("Consolidated Group") as the Seller.

          (63) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, employment, unemployment, railroad retirement, environmental, payroll, withholding, social security, gross receipts, stamp, real estate, use, business, license, occupation or other taxes, including any interest, penalties or additions attributable thereto.

          (64)  "Tax Return" means any return, report,
information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any authority with respect to Taxes, including amendments thereto.

          (65) "Tax Sharing Agreement" means the tax sharing agreement for the Consolidated Group of which the Seller and SRC are members.

          (66) "Transferable Permits" means those Permits and Environmental Permits (and any applications pertaining thereto) which are lawfully transferable by the Sellers to the Buyer (with or without a filing with, notice to, consent or approval of any Governmental Authority) and are set forth in Schedule 1.1(a)(66).

          (67)  "Transferred Employees" means all Transferred
Union Employees and Transferred Non-Union Employees.

          (68) "Transferring Employee Records" means records related to Transferred Employees only to the extent such files pertain to: (a) skill and development training and biographies,
(b) seniority histories, (c) salary and benefit information, (d) Occupational, Safety and Health Administration reports, and (e) active medical restriction forms.

          (69)  "WARN Act" means the Federal Worker Adjustment
Retraining and Notification Act of 1988, as amended.

                (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term                                    Section

Assigned Contracts                      2.1(d)
Assumed Liabilities                     2.3
Audits                                  4.15(b)(v)
Benefit Plans                           4.9(a)
Buyer Applicable Contracts              7.2(i)(3)
Buyer Benefit Plans                     6.10(g)
Buyer Material Adverse Effect           5.3(a)
Buyer Indemnitee                        8.1(b)
Buyer Parent's SEC Reports              5.5
Buyer Required Regulatory Approvals     5.3(b)
Buyer's Parent                          1.1(a)(30)
Capital Expenditures                    6.1(b)
Closing                                 3.1
Closing Adjustment                      3.3(b)
Closing Date                            3.1
Computer Systems                        4.16
Consolidated Group                      1.1(a)(62)
Cooperative Agreements                  2.2(l)
DEC                                     1.1(a)(4)
Direct Claim                            8.2(c)
DOE                                     2.2(l)
Election                                6.8(d)(1)(A)
Environmental Permits                   4.7(a)
ERISA Affiliate                         2.4(g)
ERISA Affiliate Plans                   2.4(g)
Estimated Adjustment                    3.3(b)
Estimated Closing Statement             3.3(b)
Excluded Assets                         2.2
Excluded Liabilities                    2.4
IBEW                                    6.10(c)
IBEW Collective Bargaining Agreement    6.10(d)
IBEW Employees                          6.10(d)
IBEW Memoranda                          6.10(d)
Indemnifiable Loss                      8.1(a)
Indemnifying Party                      8.1(e)
Indemnitee                              8.1(d)
Insurance Policies                      6.13(a)
Modified ADSP                           6.8(d)(1)(B)
OM Expenditures                         6.1(b)
Permits                                 4.14
Post-Closing Adjustment                 3.3(c)
Post-Closing Statement                  3.3(c)
Prior Welfare Plans                     6.10(f)
Proposed Post-Closing Adjustment        3.3(c)
Purchased Assets                        2.1
Purchase Price                          3.2
Real Property                           2.1(a)
Real Property Leases                    4.6
Replacement Welfare Plans               6.10(f)
Seller Applicable Contracts             7.1(h)(3)
Seller Indemnitee                       8.1(a)
Seller Required Regulatory Approvals    4.3(b)
Seller's Tax Returns                    6.8(d)(2)(B)
SEC Reports                             4.20
Straddle Period                         6.8(d)(2)(A)
Tax Contest                             6.8(d)(4)(A)
Tangible Personal Property              2.1(c)
Termination Date                        9.1(b)
Third Party Claim                       8.2(a)
Transferred Non-Union Employee          6.10(b)
Transferred Union Employee              6.10(b)
Transmission Assets                     2.2(a)
Year 2000 Compliant                     4.16

                                ARTICLE II
                         PURCHASE AND SALE

          2.1   Transfer of Assets.
     Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Sellers will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase, assume and acquire from the Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), and subject to Section 2.2, all of the right, title and interest that the Sellers possess and have in and to the assets and property of every kind and description constituting, or used in and necessary to the ownership, operation or maintenance of, the Plants identified in Schedule 2.1, each as in existence on the Closing Date (collectively, "Purchased Assets"), including, but not limited to, the following:

     (a) Those certain parcels of real property (including all buildings, structures, fixtures, handling and storage facilities, other improvements thereon and all appurtenances thereto) described on Schedule 4.10 (the "Real Property"), subject to the Permitted Encumbrances and those exceptions listed in Schedule 4.5, and except as otherwise constituting part of the Excluded Assets;

     (b) All Inventories in existence on the Closing Date;

     (c) All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings, and other personal property located on the Real Property or leased real property on the Closing Date including without limitation, the items of personal property included in
Schedule 2.1(c), together with all the personal property of the Seller used principally in the operation of the Plants and expressly listed in Schedule 2.1(c), other than property used or primarily usable as part of the Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

     (d) Subject to the provisions of Section 6.4(c), all contracts, agreements, licenses and personal property leases relating to the Seller's operation and maintenance of the Plants and which are assignable, and the agreements between the Seller and its Affiliates described on Schedule 2.1(d) (collectively, "Assigned Contracts");

     (e) Subject to the provisions of Section 6.4(c), all Real
Property Leases;

     (f) Subject to the provisions of Section 6.6(g), all Transferable Permits;

     (g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, drawings, blueprints and as-built plans, specifications, procedures and similar items of the Seller relating specifically to the aforementioned assets and necessary for the operation of the Plants regardless of the type of medium in which stored (subject to the right of the Sellers to retain copies of same for their use), other than such items which are proprietary to third parties and books of account;

     (h) All Allowances associated with the Plants whether accrued prior to, or that accrue on or after, the date of this Agreement but prior to the Closing Date;

     (i) The SRC Stock, stock books, stock ledger, minutes books, corporate seal and all other books and records of the type described in Section 2.1(g) above and relating to SRC;

     (j) All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or personal property constituting part of the Purchased Assets, as of the Closing Date, if any;

     (k) The rights of the Sellers in and to the name(s) of the Plants, if any, set forth on Schedule 2.1(k). It is expressly understood that the Sellers are not assigning or transferring to the Buyer any right to use the names "New York State Electric & Gas Corporation," "NYSEG," "NGE" or "NGE Generation" or any related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof;

     (l) All drafts, memoranda, reports, information, technology, and specifications relating to the Seller's plans for Year 2000 compliance; and

     (m) The rights of the Sellers to the Intellectual Property, computer hardware, computer systems and dispatch, environmental and management information systems necessary for the operation and maintenance of the Purchased Assets; all as further described in Schedule 2.1(m).

          2.2   Excluded Assets.
     Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will be construed as conferring on the Buyer, and the Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein (the "Excluded Assets"):

          (a) (i) The real and personal property comprising or constituting a part of any of the electrical transmission or distribution facilities (as opposed to generation facilities) of Sellers located at the Sites or forming part of the Plants (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, NYSEG Improvements (as defined in the Reciprocal Easement Agreement), substation facilities, support equipment, Transmission Facilities (as defined in the Reciprocal Easement Agreement) and Distribution Facilities (as defined in the Reciprocal Easement Agreement), as well as all permits, contracts and warranties, relating to such transmission and distribution assets (collectively, the "Transmission Assets"), including, without limitation, the real and personal property described on Schedule 2.2(a)(i), and (ii) those certain assets, facilities and agreements all as further described on Schedule 2.2(a)(ii);

          (b) The Gas Facilities, Communication Facilities and drainage pipes and systems, as defined or referred to in the Reciprocal Easement Agreement;

          (c) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables (except in each case, with respect to SRC);

          (d) Certificates of deposit, shares of stock (other than the SRC Stock), securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities of the Seller and any of its Affiliates;

          (e) The rights of the Sellers and their Affiliates to the names "New York State Electric & Gas Corporation", "NYSEG", "NGE" and "NGE Generation" or any related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof;

          (f) Except as specifically provided by the Agreement to Assign Transmission Rights and Obligations, all tariffs, agreements and arrangements to which the Seller or any of its Affiliates is a party for the purchase or sale of electric capacity, energy transmission and/or ancillary services;

          (g) The rights of the Sellers in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property, Tangible Personal Property, Permits, Environmental Permits, Taxes, Real Property Leases, or Assigned Contracts, if any, including any claims for refunds (other than those Tax refunds that are covered by Section 2.2(h) below), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Plants or the Sites and relating to any period prior to the Closing Date, subject to the Sellers' agreements set forth in Sections 6.13 and 8.2(d);

          (h) Any refunds of real property Taxes (including interest) paid or due with respect to the Plants or the Sites, which refunds are the result of proceedings that, prior to the Closing Date, were instituted by the Sellers under Article VII of the New York Real Property Tax Law, regardless of when actually paid, to the extent that such refunds relate to periods before the Closing Date, and any refunds of real property Taxes (including interest) paid or due with respect to the Plants or the Sites, which refunds are the result of proceedings that, prior to the Closing Date, were instituted by the Seller or its Affiliates under Article VII of the New York Real Property Tax Law, regardless of when actually paid to the extent that such refunds relate to periods after the Closing Date and do not exceed a pro-rata (based upon the amount of the refunds attributable to the periods before and after the Closing Date) amount of the costs incurred in obtaining all such refunds (irrespective of whether relating to periods before or after the Closing Date) (all such proceedings under Article VII of the New York Real Property Tax Law shall be in the sole and exclusive control of the Seller who shall make all decisions relevant to the conduct of the proceedings, including, without limitation, whether to settle any such proceedings; provided, however, that no settlement of any such proceedings shall be made without the Buyer's consent if that settlement would result in (i) the ratio that (a) the tax refunds that are attributable to periods after the Closing Date bears (b) to the real property Taxes that were paid for those periods being less than (ii) the ratio that (c) the tax refunds that are attributable to periods before the Closing Date bears (d) to the real property Taxes that were paid for that period);

          (i) All personnel records of the Sellers other than Transferring Employee Records or other records, the disclosure of which is required by law;

          (j) Any and all Emission Reduction Credits associated with the Plants;

          (k) Any and all of the Seller's rights in any contract representing an intercompany transaction between the Seller and an Affiliate of the Seller, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like, other than the agreements described on
Schedule 2.1(d); and

          (l) All books, records and accounts relating to the Excluded Liabilities, including, but not limited to, those required by the Seller and its Affiliates to meet various reporting, demonstration and other obligations under research and development contracts with the United States Department of Energy ("DOE") and others, as described in Schedule 2.2(l) ("Cooperative Agreements").

          2.3   Assumed Liabilities.
     On the Closing Date, the Buyer shall deliver to the Sellers the Assignment and Assumption Agreement pursuant to which the Buyer shall assume and agree to discharge when due, without recourse to the Sellers all of the following liabilities and obligations of the Sellers direct or indirect, known or unknown, absolute or contingent, that relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof (collectively, "Assumed Liabilities"):

          (a) All liabilities and obligations of the Sellers arising or accruing on and after the Closing Date under the Assigned Contracts (including the Sellers' Agreements), the Real Property Leases, and the Transferable Permits in accordance with the terms thereof, including, without limitation, (i) the contracts, licenses, agreements and personal property leases entered into by the Sellers with respect to the Purchased Assets which would be required to be disclosed on Schedule 4.12(a) but for the exceptions provided in clauses (ii)(B) or (C) of Section 4.12(a) of this Agreement and (ii) the contracts, licenses, agreements and personal property leases entered into by the Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by the Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by the Seller;


         (b) All liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

          (c)  All liabilities and obligations with respect to
     (i) the Transferred Employees on and after the Closing Date for which the Buyer is responsible pursuant to Section 6.10 and (ii) the grievances and arbitration proceedings arising out of or under the Collective Bargaining Agreement prior to, on or after the Closing Date (as set forth in Schedule 4.8);

          (d) Any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (ii) compliance with applicable Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (iii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to, on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iv) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-Site disposal, storage, treatment, transportation, discharge, Release or recycling of Hazardous Substances, or the arrangement for such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (v) the Remediation of Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or near the Purchased Assets; and (vi) the Remediation of Hazardous Substances that are disposed, stored, treated, transported, discharged, Released, recycled, or the arrangement for such activities, prior to, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-Site location; provided, that nothing set forth in this subsection 2.3(d) shall require the Buyer to assume any liabilities or obligations that are expressly excluded in
     Section 2.4; provided, further, however, that nothing set forth in this subsection 2.3(d) shall require the Buyer to assume any obligation for payment of criminal fines or penalties imposed by a Governmental Authority to the extent such obligations arise out of or relate to acts or omissions of the Sellers prior to closing that constitute violations of any Environmental Law;

          (e) All liabilities and obligations of the Sellers with respect to the Purchased Assets under the agreements or consent orders set forth on Schedule 4.7 arising on or after the Closing Date; and

          (f) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date; except for any Income Taxes attributable to income received by the Sellers (including proceeds representing the Purchase Price or proceeds of other asset sales).

          2.4   Excluded Liabilities.
    The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of the Sellers, or with respect to the Purchased Assets, of any kind or nature other than the Assumed Liabilities (collectively, "Excluded Liabilities"). The Excluded Liabilities include, but are not limited to:

          (a) Any liabilities or obligations of the Sellers in respect of any Excluded Assets or other assets of the Seller which are not Purchased Assets;

          (b) Any liabilities or obligations in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date, except for all or the pro-rated portion of Taxes for which the Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

          (c) Any liabilities or obligations of the Sellers arising from the breach by Sellers of any of the Assigned
     Contracts or Real Property Leases prior to the Closing Date;

          (d) Any and all asserted or unasserted liabilities or obligations to third parties for personal injury, tort, death, or similar causes of action arising solely out of the ownership or operation of the Purchased Assets prior to the Closing Date, other than any liabilities or obligations assumed by the Buyer under Section 2.3(d);

          (e) Any fines or penalties imposed by a Governmental Authority resulting from (i) an investigation or proceeding before a Governmental Authority pending prior to the Closing Date but only as such fines or penalties relate to acts or occurrences prior to the Closing Date, or (ii) illegal acts, willful misconduct or gross negligence of the Sellers prior to the Closing Date, other than, in the case of either (i) or (ii), any liability or obligation assumed by the Buyer under Section 2.3(d);

          (f) Any payment obligations of the Seller or its Affiliates (but not SRC) for goods delivered or services rendered prior to the Closing Date;

          (g) Any liabilities or obligations accruing under or relating to any Benefit Plan sponsored, maintained or contributed to by the Seller or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with the Seller under Section 414(b),
     (c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Seller and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including, but not limited to, any liability: (i) relating to any benefits payable under any Benefit Plan; (ii) under Title IV of ERISA; (iii) with respect to the continuation coverage requirements of COBRA; (iv) with respect to any noncompliance with ERISA, the Code or any other applicable laws; (v) arising from the termination of any Benefit Plan; (vi) with respect to any suit, proceeding or claim which is brought against the Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affil-iate Plan; or (vii) with respect to any Benefit Plan, any liability resulting from any vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement;

          (h) Any liabilities or obligations, including wages, overtime pay, employment taxes, vacation pay and workers compensation payments, relating to the employment or termination of employment, including a constructive termination, by the Sellers of any individual attributable to any actions or inactions by the Sellers prior to the Closing Date other than such actions or inactions taken at the direction of the Buyer (other than any liabilities or obligations assumed by the Buyer under Section 2.3(c)(ii));

          (i) Any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, or any loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury, or damage arose or was made manifest after the Closing Date) to the extent caused by, relating or arising from the disposal, storage, transportation, treatment, Release, or recycling of Hazardous Substances prior to the Closing Date at any off-Site location and the Remediation of such Hazardous Substances (whether or not the Remediation commenced before or commences after the Closing Date); and

          (j) Any liability, obligation or responsibility for reporting, recoupment and commercialization of various development projects arising out of or related to the Cooperative Agreements.

     The Parties agree and acknowledge that the Sellers or their Affiliates shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activities (including without limitation any environmental mitigation or Remediation activities) arising out of or related to any Excluded Liabilities, and the Buyer agrees to cooperate fully with the Sellers in connection therewith.

                          ARTICLE III
                          THE CLOSING

          3.1   Closing
Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the closing of the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer, the payment of the Purchase Price to the Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement (the "Closing") shall take place at the offices of Huber Lawrence & Abell, 605 Third Avenue, New York , New York at 10:00 a.m. local time, or another mutually acceptable hour and location, on the date that is fifteen (15) Business Days following the date on which all of the conditions precedent to Closing set forth in
Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 A.M. on the Closing Date.

          3.2   Payment of Purchase Price
    Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Seller at the Closing an amount in United States dollars of Nine Hundred and Fifty Million (U.S. $950,000,000.00) (the "Purchase Price") plus or minus any adjustments pursuant to the provisions of this Agreement, by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by the Seller and the Buyer.

          3.3   Adjustment to Purchase Price
    (a) Subject to Section 3.3(b), at the Closing, the Purchase
Price shall be adjusted, without duplication, to account for the items set forth in this Section 3.3(a):

          (i) The Purchase Price shall be adjusted to reflect the difference between the book value of all Inventories held by the Sellers as of the Closing Date and the book value of all Inventories as of March 31, 1998, as reflected on Schedule 3.3(a)(i). Schedule 3.3(a)(i) has been prepared from and is in accordance with the books and records of the Sellers;

          (ii) The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section
3.5; and

          (iii) To the extent applicable, the Purchase Price shall be decreased to reflect any settlement reached by the Parties pursuant to the provisions of Section 6.11(b).
          (b) At least ten (10) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth the Seller's best estimate of all estimated adjustments to the Purchase Price required by
Section 3.3(a) (the "Estimated Adjustment"). Within five (5) Business Days following the delivery of the Estimated Closing Statement by the Seller to the Buyer, the Buyer may object in good faith to the Estimated Adjustment in writing. If the Buyer objects to the Estimated Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute before two (2) Business Days prior to the Closing Date (or if the Buyer does not object to the Estimated Adjustment), the Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute.

          (c) Within sixty (60) days following the Closing Date, the Seller shall prepare and deliver to the Buyer a Post-Closing Statement (the "Post-Closing Statement") that shall set forth all adjustments to the Purchase Price required by Section 3.3(a) (the "Proposed Post-Closing Adjustment"). The Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the terms reflected on such Post-Closing Statement. Within thirty (30) days following the delivery of the Post-Closing Statement by the Seller to the Buyer, the Buyer may object to the Proposed Post-Closing Adjustment in writing. The Sellers agree to cooperate with the Buyer to provide the Buyer and the Buyer's Representatives information used to prepare the Post-Closing Statement and information relating thereto. If the Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days of any objection by the Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at the Seller's and the Buyer's joint expense (to be shared equally), review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days of such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties. Upon determination of the appropriate adjustment (the "Post-Closing Adjustment") by agreement of the Parties or by binding determination of the Independent Accounting Firm, if the Post-Closing Adjustment is more or less than the Closing Adjustment, the Party owing the difference shall deliver such difference to the other Party no later than five (5) Business Days after such determination in immediately available funds or in any other manner as reasonably requested by the payee.

          3.4   Allocation of Purchase Price
     (a) The Buyer and the Seller shall endeavor in good faith to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days of the date of this Agreement. In the event that the Parties cannot agree on a mutually satisfactory allocation within said time period, the Independent Accounting Firm shall, at the Seller's and the Buyer's joint expense (to be shared equally), determine the appropriate allocation. The finding of such Independent Accounting Firm shall be binding on the Parties. Upon determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Buyer and the Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such allocation. The Buyer and the Seller shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4. The Buyer and the Seller agree to provide the other promptly with any information required to complete Form 8594. The Buyer and the Seller shall notify and provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

          (b) With respect to the sale of the SRC Stock, the Buyer and the Seller shall allocate that portion of the Purchase
Price which is attributable to the SRC Stock in accordance with the allocation determined in Section 3.4(a).

          3.5   Prorations
          (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with the Seller liable to the extent such items relate to the Purchased Assets for any time period prior to the Closing Date, and the Buyer liable to the extent such items relate to the

Purchased Assets for periods commencing on and after the Closing
Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

          (i) Personal property, real estate, occupancy, sewerage and water Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

          (ii) Rent, Taxes and all other items payable by or to the Seller under any of the Assigned Contracts;

          (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

          (iv) Sewer rents and charges for water, telephone, electricity and other utilities; and

          (v) Rent, Taxes and other items payable by the Seller under the Real Property Leases assigned to the Buyer.

          (b)   In connection with the prorations referred to in
(a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available, as mutually agreed by the Buyer and the Seller. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based upon the number of days in a year (or other appropriate period) (i) before the Closing Date and
(ii) including and after the Closing Date. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this
Section 3.5.

     Notwithstanding anything that may be to the contrary herein, this Section 3.5 does not apply to Tax refunds described in
Section 2.2(h).

          3.6   Deliveries by the Sellers
      At the Closing, the Seller will deliver, or cause to be delivered, the following to the Buyer:

          (a)   The Bill of Sale, duly executed by the Seller;

          (b) Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Seller with respect to the transfer of the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets contemplated by this Agreement;

          (c) The opinion of counsel and officer's certificate contemplated by Section 7.1;

          (d) The Deeds, duly executed and acknowledged by the Seller and in recordable form;

          (e) The Assignment and Assumption Agreement, duly executed by the Sellers;

          (f) A stock certificate or certificates representing the SRC Stock, together with stock powers duly endorsed to the Buyer;

          (g)   A FIRPTA Affidavit, duly executed by the Seller;

          (h) Copies, certified by the Secretary of the Seller and NYSEG, respectively, of resolutions duly adopted by the Board of Directors of the Seller and NYSEG, respectively, authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by the Seller and NYSEG, respectively, in connection herewith, and the consummation of the transactions contemplated hereby;

          (i) Certificates of the Secretary of the Seller and, NYSEG, respectively, which shall identify by name and title and bear the signatures of the officers of the Seller and NYSEG, respectively, authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

          (j) To the extent available, originals of all Sellers' Agreements, Real Property Leases and Transferable
Permits and, if not available, true and correct copies thereof;

          (k) Resignations of all directors and officers of SRC;

          (l) Certificates of Good Standing with respect to the Seller, NYSEG and SRC issued by the Secretary of the State of New
York;

          (m) Reliance letters from Pilko and Associates with respect to the Environmental Reports;

          (n) Such other instruments of assignment, transfer and conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary for the Sellers to transfer to the Buyer the Purchased Assets in accordance with this Agreement and in order to consummate the transactions contemplated by this Agreement and, where necessary or desirable, in recordable form; and

          (o) Such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement.

          3.7   Deliveries by the Buyer
      At the Closing, the Buyer will deliver, or cause to be delivered, the following to the Seller:

          (a) The Purchase Price, as adjusted pursuant to the provisions of Section 3.3(a), by wire transfer of immediately available funds in accordance with Seller's instructions or by such other means as are agreed upon by the Seller and the Buyer;

          (b) The opinion of counsel and officer's certificate contemplated by Section 7.2;

          (c) The Assignment and Assumption Agreement, duly executed by the Buyer;

          (d) Copies, certified by the Secretary (or other authorized representative performing similar functions) of the Buyer and the Buyer's Parent, respectively, of resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by the Buyer and Buyer's Parent, respectively, in connection herewith, and the consummation of the transactions contemplated hereby;

          (e) Certificates of the Secretary of the Buyer and the Buyer's Parent, respectively, which shall identify by name and title and bear the signatures of the officers or managers of the Buyer and Buyer's Parent, respectively, authorized to execute and deliver this Agreement and the other agreements contemplated hereby to which the Buyer or the Buyer's Parent is a party;

          (f) Certificates of Good Standing with respect to the Buyer and Buyer's Parent issued by the Secretary of State of such entity's organization;

          (g) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement;

          (h) Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Buyer with respect to transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

          (i) Certificates of Insurance relating to the insurance policies required pursuant to Article 10 of the Interconnection Agreement;

          (j) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement; and


          (k) The payment, in a manner specified by the Seller, for any Capital Expenditures, OM Expenditures or related lost margin costs incurred by the Seller pursuant to Section 6.1(c).


                           ARTICLE IV

          REPRESENTATIONS, WARRANTIES AND DISCLAIMERS
                         OF THE SELLERS

          The Seller (and to the extent the representations or warranty relate to NYSEG, NYSEG) represents and warrants to the Buyer as follows:

          4.1 Organization; Qualification; Matters Regarding SRC
(a) Each of the Seller, NYSEG and SRC is a corporation duly orga nized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each of the Seller, NYSEG and SRC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller has heretofore made available to the Buyer complete and correct copies of the Certificates of Incorporation and Bylaws of the Seller, NYSEG and SRC, as currently in effect.

          (b) The authorized capital stock of SRC consists of 2,000 shares of common stock, no par value, all of which shares are issued and outstanding and owned beneficially and of record by the Seller, free and clear of all Encumbrances. The SRC Stock has been duly authorized and validly issued, and is fully paid and non-assessable. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of SRC or
(ii) options, warrants, calls, right of first refusal, "phantom stock" rights, preemptive rights or other rights to purchase or subscribe for capital stock of SRC or securities convertible or exchangeable for capital stock thereof.

          4.2   Authority Relative to this Agreement
     The Seller and NYSEG have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it hereby. The execution and delivery of this Agreement by the Seller and NYSEG and the consummation of the transactions contemplated hereby by the Seller and NYSEG have been duly and validly authorized by all necessary corporate action required on the part of the Seller and NYSEG. This Agreement has been duly and validly executed and delivered by the Seller and NYSEG. Subject to the receipt of the Seller Required Regulatory Approvals, and assuming that this Agreement constitutes a legal, valid and binding agreement of the Buyer, this Agreement constitutes a legal, valid and binding agreement of the Seller and NYSEG, enforceable against the Seller and NYSEG in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          4.3   Consents and Approvals; No Violation
       (a) Except as set forth in Schedule 4.3(a), and subject to obtaining the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Seller or NYSEG nor the consummation by the Seller or NYSEG of the transactions contemplated hereby will: (i) conflict with or result in any breach of any term, condition or provision of the Certificate of Incorporation or Bylaws of the Seller or NYSEG, (ii) result (with or without notice or lapse of time or both) in a default or creation of a lien (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which the Seller or NYSEG is a party or by which the Seller or NYSEG, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, would not, individually or in the aggregate, create a Material Adverse Effect, or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to the Seller, which violations, individually or in the aggregate, would create a Material Adverse Effect.

          (b) Except as set forth in Schedule 4.3(b) (the filings and approvals set forth in Schedule 4.3(b) are collectively referred to as the "Seller Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or NYSEG or the consummation by the Seller or NYSEG of the transactions contemplated hereby, other than such consents, approvals, filings or notices which, if not obtained or made, will not prevent Seller or NYSEG from performing its material obligations hereunder and other than such consents, approvals, filings or notices which become applicable to the Seller or NYSEG or the Purchased Assets as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged.

          4.4   Insurance
      Except as set forth in Schedule 4.4, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by, or on behalf of, Sellers and insuring or relating to the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.4, as of the date of this Agreement, the Sellers have not been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it carried insurance during the last twelve months.

          4.5   Title
      Except for Permitted Encumbrances (including those exceptions to title to the Real Property set forth in Schedule 4.5) (a) the Seller and SRC each hold and Seller shall convey such title with respect to the Real Property as a reputable title company doing business in the State of New York would insure, subject to such exceptions as would not materially affect the use of the Real Property as historically used by the Seller and SRC and their Affiliates and (b) the Seller and SRC each has good and valid title to the other Purchased Assets which it purports to own, free and clear of all Encumbrances.

          4.6   Real Property Leases
   Schedule 4.6 lists, as of the date of this Agreement, all real property leases under which the Sellers or SRC is a lessee or lessor and which are to be transferred and assigned to the Buyer on the Closing Date, other that those real property leases which are not material to the business or operations of the Purchased Assets ("Real Property Leases"). Except as set forth in Schedule 4.6, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Sellers or SRC or, to the Sellers' Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Sellers or SRC or, to the Seller's Knowledge, any other party thereunder.

          4.7   Environmental Matters
     Except as disclosed in Schedule 4.7 or in any public filing by any Affiliate of the Seller pursuant to the Securities
Act or the Exchange Act or in the Environmental Reports:

          (a) The Sellers and SRC hold, and are in substantial compliance with, all permits, certificates, certifications, licenses and governmental authorizations under Environmental Laws ("Environmental Permits") that are material and required for the Sellers to conduct the business and operations of the Purchased Assets, and the Sellers and SRC are otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

          (b) Neither the Sellers nor SRC has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to any on-Site or off-Site location related to the Purchased Assets;

          (c) Neither the Sellers nor SRC (i) have entered into or agreed to any consent decree or order relating to the Purchased Assets, (ii) are subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchased Assets, or (iii) are currently involved in any negotiation relating to compliance;

          (d) No Releases of Hazardous Substances have occurred at, from, in, to, on, or under any Site, and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim related to the Purchased Assets, except to the extent that any such Releases would not, individually or in the aggregate, create a Material Adverse Effect;

          (e) Neither the Sellers nor SRC have transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material related to Purchased Assets to any off-Site location which is an Environmental Clean-up Site, except to the extent that any Environmental Claims related to the Environmental Clean-up Site would not, individually or in the aggregate, create a Material Adverse Effect; and

          (f) There are no liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any of the Purchased Assets.

The representations and warranties made in this Section 4.7 are the Sellers' exclusive representations and warranties relating to environmental matters.

          4.8   Labor Matters
     The Sellers have previously delivered to the Buyer true and correct copies of all collective bargaining agreements to which the Sellers are a party or are subject and which relate to the business or operations of the Purchased Assets. Solely (in each of the following clauses (a) through (c)) with respect to the business or operations of the Purchased Assets, except to the extent set forth in Schedule 4.8 and except for such matters as would not, individually or in the aggregate, create a Material Adverse Effect, (a) the Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Sellers have not received written notice of any unfair labor practice complaint against the Sellers pending before the National Labor Relations Board; and (c) no arbitration proceeding arising out of or under any collective bargaining agreements is pending against the Sellers.

          4.9   Benefit Plans: ERISA
       (a) Schedule 4.9(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans (of which none exist), and all material bonus, fringe benefit and other employee benefit plans maintained or with respect to which contributions are made by the Seller or its Affiliates in respect to the current employees employed in connection with the Purchased Assets ("Benefit Plans"). True and complete copies of all such Benefit Plans have been made available to the Buyer.

          (b) Except as set forth in Schedule 4.9(b), the Seller and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. Except as set forth in
Schedule 4.9(b), neither the Seller nor any ERISA Affiliate has incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA, or any withdrawal liability, nor is there any reportable event (as defined in Section 4043 of ERISA), except as set forth in
Schedule 4.9(b). Except as set forth in Schedule 4.9(b), the Internal Revenue Service has issued a letter for each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, which letter determines that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has affected adversely such qualification.

          (c) Neither the Seller nor any ERISA Affiliate has engaged in any transaction within the meaning of Section 4069(b) or Section 4212(c) of ERISA. No Benefit Plan is a multi-employer plan.

          (d) To the extent Sellers maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code, Sellers have materially complied in good faith with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          4.10  Real Property
     Schedule 4.10 contains a description of, and exhibits indicating the location of, the Real Property owned by the Seller and included in the Purchased Assets or owned by SRC. True and correct copies of any current surveys, abstracts or title opinions in the Seller's possession or any policies of title insurance currently in force and in the possession of the Seller with respect to the Real Property have heretofore been made available to the Buyer. No other fee simple interest in real property, other than a fee simple interest in the fee simple estates included in the Real Property, is necessary for the Buyer to use the Purchased Assets substantially as historically used by the Seller or its Affiliates.

          4.11  Condemnation
     Except as set forth in Schedule 4.11, the Seller have received no written notices of, nor do the Sellers have Knowledge of, any pending or threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Purchased Assets.

          4.12  Contracts and Personal Property Leases
       (a) Schedule 4.12(a) lists (i) all written contracts, licenses, agreements, or personal property leases which are material to the business or operations of the Purchased Assets and which are expected to continue in force and effect after the Closing Date, other than contracts, licenses, agreements or personal property leases which constitute Excluded Assets, and
(ii) all other contracts, licenses, agreements and personal property leases of the Sellers or SRC relating to the Purchased Assets other than (A) contracts, licenses, agreements and personal property leases which are expected to expire prior to the Closing Date, (B) any contract, license, agreement, and personal property lease which provides for annual payments by the Sellers or SRC after the date hereof of less than $100,000 or aggregate payments by the Sellers or SRC after the date hereof of less than $1,000,000, and (C) agreements of the Sellers or SRC with suppliers entered into in the ordinary course of business that are not material to the Purchased Assets.

          (b) Except as set forth in Schedule 4.12(b), each material Sellers' Agreement (i) constitutes a legal, valid and binding obligation of Sellers or SRC, as the case may be, enforceable in accordance with its terms, and, to the Seller's Knowledge, constitutes a legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect and
(iii) may be transferred to the Buyer pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

          (c) Except as set forth in Schedule 4.12(c), there is not, under any of the material Sellers' Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Sellers or SRC or, to the Seller's Knowledge, any of the other parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, or which would not, individually or in the aggregate, create a Material Adverse Effect.

          4.13  Legal Proceedings
    Except as set forth in Schedule 4.13 or in any filing made by any Affiliate of the Seller pursuant to the Securities Act or the Exchange Act and except for matters which are Excluded Liabilities, there are no actions or proceedings pending (or to the Sellers' Knowledge, threatened as of the date of this Agreement) against the Seller or SRC before any court or Governmental Authority acting in an adjudicative capacity, which, could reasonably be expected to, individually or in the aggregate, create a Material Adverse Effect or prohibit or restrain the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby in any material respect. Except as set forth in Schedule
4.13 or in any filing made by any Affiliate of the Seller pursuant to the Securities Act or the Exchange Act and except for matters which are Excluded Liabilities, the Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would, individually or in the aggregate, create a Material Adverse Effect. Sellers shall advise Buyer of any actions or proceedings which shall be commenced against Sellers, or either of them, or SRC from and after the date hereof as soon as practicable after the commencement of same, and shall further advise Buyer upon Seller or NYSEG obtaining knowledge from and after the date hereof of any threatened action or proceeding against the Sellers, or either of them, or SRC which, in each case, could reasonably be expected to, individually or in the aggregate, create a Material Adverse Effect or prohibit or restrain the performance of this Agreement, or the consummation of the transactions contemplated hereby in any material respect.

          4.14  Permits
      (a) The Sellers and SRC own or validly hold all permits, licenses, franchises and other governmental authorizations, consents and approvals (other than with respect to Environmental Laws, which are addressed in Section 4.7 hereto) (collectively, "Permits") necessary to own and operate the Purchased Assets as presently conducted except where any failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect.

          (b) Schedule 4.14(b) sets forth all material Permits and Environmental Permits, other than Transferable Permits (which are set forth on Schedule 1.1(a)(66)).

          4.15  Taxes
      (a) The Seller has filed all returns, reports and declarations that are required to have been filed by it with respect to any material Tax, and the Seller has paid all Taxes that have become due as indicated thereon, except where Seller is contesting the same in good faith by appropriate proceedings. Seller has complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes. All Tax returns are true, correct and complete in all material respects. Except as set forth in Schedule 4.15, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule
4.15 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.15, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets. There are no rulings or closing agreements executed with any taxing authority relating to the Purchased Assets that will be binding upon the Buyer after the Closing. None of the Purchased Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, and none of the Purchased Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code. Schedule 4.15 sets forth the taxing jurisdictions in which the Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require the Buyer to withhold any portion of the Purchase Price or subject the Buyer to any liability for any Taxes of the Seller.

          (b)  Except as set forth on Schedule 4.15:

          (i) SRC has (A) duly and timely filed (or there have been filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid or there have been paid on its behalf all material Taxes due or claimed to be due from it by any taxing authority (whether or not shown on any tax return), and SRC currently is not the beneficiary of any extension of time within which to file any Tax Return;

          (ii) SRC has, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all material amounts required to be withheld and paid over under all applicable laws;
          (iii) There are no Encumbrances for Taxes upon the assets or properties of SRC, except for Permitted Encumbrances;

          (iv) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns have been given by or on behalf of SRC;

          (v) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any material Taxes or material Tax Returns of SRC and SRC has not received any written notice that such an audit is pending or threatened with respect to any material Taxes due from or with respect to SRC or any material Tax Return filed by or with respect to SRC;

          (vi) SRC has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would cause a material adverse effect on the business or financial condition of SRC;

          (vii) All Audits commenced with respect to SRC have been completed;

          (viii) All Tax deficiencies which have been claimed, proposed or asserted against SRC have been fully paid or jointly settled;

          (ix) Except for the Tax Sharing Agreement (a true copy of which has been made available to the Buyer prior to the date hereof), SRC is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement;

          (x) SRC has not filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset, as such term is defined in Section 341(f)(4) of the Code, owned by SRC;

          (xi) No property owned by SRC (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is tax exempt bond financed property within the meaning of Section 168(g) of the Code;

          (xii) SRC has not incurred any liability for Taxes other than in the ordinary course of business;

          (xiii) SRC has no liability for Taxes of any person pursuant to Treasury Regulation ' 1.1502-6 (or any similar provision of state, local or foreign law) other than for the Consolidated Group of which SRC is a member;

          (xiv) SRC has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

          (xv) SRC is not a party to any contract, agreement or other arrangement which, as a result of the transactions contemplated hereunder, could result in the payment of amounts that could be nondeductible by reason of Sections 28OG or 162(m) of the Code; and

          (xvi) SRC has been consistently treated, through the date hereof, as a corporation subject to New York franchise tax as a transportation and transmission corporation under New York Tax Law, Ch. 60, Art. 9, Sections 183 and 184, and has not taken any actions (or any omissions thereof) inconsistent with such treatment.

          4.16  Disclaimers Regarding Purchased Assets
       Except for the representations and warranties set forth in this Article IV, the Purchased Assets are sold "as is, where is", and the Sellers expressly disclaim any representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the Plants, or the title, condition (financial or otherwise), value or quality of the Purchased Assets, or the prospects, risks and other incidents of the Purchased Assets and Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets, or any part thereof, or as to the workmanship thereof, or the presence or absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or the applicability of any governmental requirements, including, but not limited to, any Environmental Laws, or whether the Sellers possess sufficient real property or personal property to operate the Purchased Assets. Except as otherwise expressly provided herein, the Sellers further specifically disclaim any representation or warranty regarding the presence or absence of Hazardous Substances or liability or potential liability arising under Environmental Laws with respect to the Purchased Assets. Without limiting the generality of the foregoing, except as otherwise expressly provided herein, the Sellers expressly disclaim any representation or warranty of any kind regarding the condition of the Purchased Assets or the suitability of the Purchased Assets for operation as power plants and no schedule or exhibit to this Agreement, nor any other material or information provided by or communications made by Sellers or their Representatives, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Purchased Assets.

     The Sellers make no warranties and representations of any kind, whether direct or implied, that any of the hardware, software, and firmware product (including embedded microcontrollers in non-computer equipment) which may be included in the Purchased Assets to be transferred under this Agreement
(the "Computer Systems") is Year 2000 Compliant.

     For purposes of this provision, "Year 2000 Compliant" shall mean that the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations. It shall also include any remediation necessary to correct software problems which may result from so-called "magic numbers", such as "9999".

          4.17  Intellectual Property
        Schedule 2.1(m) sets forth all Intellectual Property used in and, individually or in the aggregate with other such Intellectual Property, material to the operation or business of the Purchased Assets, each of which Seller or its Affiliates either has all right, title and interest in or valid and binding rights under contract to use. Except as disclosed in Schedule 4.17, (i) the Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Intellectual Property, and (ii), to Seller's Knowledge, such Intellectual Property is not being infringed by any other Person. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the operation or business of the Purchased Assets, and Seller, to its Knowledge, is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

          4.18   Additional Representations
          (a)  Except as set forth in Schedule 4.9(b),
with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA, the Seller and the ERISA Affiliates have made timely contributions to each such plan.

          (b) Neither the Seller nor any ERISA Affiliate has ever been obligated to contribute to any multi-employer plan
(within the meaning of Section 4001(a)(3) of ERISA).

          (c) No Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement.

          (d)   SRC has no employees.

          4.19 No Work Stoppages or Grievances. Solely (in each of the following clauses (a) through (b) with respect to the business or operations of the Purchased Assets, except as set forth in Schedule 4.8, (a) there is no labor strike, slowdown or stoppage occurring or, to the Sellers' Knowledge, threatened, and
(b) no grievance proceeding arising out of or under the Collective Bargaining Agreement is pending.

          4.20 Financial Representations. NYSEG has made available to the Buyer true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by NYSEG with the SEC since January 1, 1995 (collectively, the "SEC Reports") all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of NYSEG (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, present fairly, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of NYSEG as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended. Each of the unaudited financial statements of NYSEG (including any related notes and schedules) included in its quarterly report on Form 10-Q for the quarter ended March 31, 1998, present fairly, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of NYSEG as of the dates thereof and the consolidated results of its operations and its cash flows for the periods then ended.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES
                          OF THE BUYER

          The Buyer represents and warrants to the Sellers as follows:

          5.1   Organization  The Buyer is a
limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is, or before the Closing Date will be, qualified to do business in the State of New York . The Buyer has heretofore delivered to the Seller complete and correct copies of the Certificate of formation, Operating Agreement, Certificate of Incorporation and Bylaws of Buyer and Buyer's Parent (or other similar governing documents), as currently in effect.

          5.2   Authority Relative to this Agreement
     Each of the Buyer and Buyer's Parent has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by them hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and Buyer's Parent, as the case may be, and the consummation of the transactions contemplated hereby and thereby by the Buyer and Buyer's Parent have been duly and validly authorized by all necessary action required on the part of the Buyer and Buyer's Parent. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Buyer and the Guaranty has been duly and validly executed and delivered by Buyer's Parent, as the case may be. Subject to the receipt of the Buyer Required Regulatory Approvals and assuming that this Agreement and the Ancillary Agreements constitute legal, valid and binding agreements of the other party executing the same, this Agreement and the Ancillary Agreements constitute legal, valid and binding agreements of the Buyer and Buyer's Parent, as the case may be, enforceable against the Buyer and Buyer's Parent in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          5.3   Consents and Approvals; No Violation
           (a) Except as set forth in Schedule 5.3(a), and subject to obtaining the Buyer Required Regulatory
Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by the Buyer or Buyer's Parent, as the case may be, nor the consummation by the Buyer and Buyer's Parent of the transactions contemplated hereby and thereby, as the case may be, will (i) conflict with or result in any breach of any term, condition or provision of the Certificate of Formation, Operating Agreement, Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer or Buyer's Parent, (ii) result (with or without notice or lapse of time or both) in a default or creation of a lien (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which the Buyer or Buyer's Parent is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Buyer or Buyer's Parent ("Buyer Material Adverse Effect"), or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to the Buyer or Buyer's Parent, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

          (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in Schedule 5.3(b) are collectively referred to as the "Buyer Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the Buyer's or the Buyer's Parent's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consum mation by the Buyer, or the Buyer's Parent, as the case may be, of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not prevent the Buyer from performing its obligations under this Agreement and the Ancillary Agreements.

          (c)  The Buyer is not aware of any reason or
circumstance that would prevent the Buyer from procuring the Buyer Required Regulatory Approvals associated with Exempt
Wholesale Generator status and market-based rate authorization specified as items 2 and 3 in Schedule 5.3(b).

          (d) The Buyer is not a "rail carrier", does not own or control any "rail carrier" as defined in Title 49, Section
10102(5) of the United State Code, as amended, and is not "affiliated" as defined in Title 49, Section 11323(c) of the United States Code, as amended, with a "rail carrier".

          5.4   Availability of Funds
The Buyer has sufficient funds available to it, or will have sufficient funds on the Closing Date, to pay the Purchase Price and to permit the Buyer to perform timely all of its obligations under this Agreement and the Ancillary Agreements.

          5.5   Financial Representations
         Buyer's Parent has made available to the Seller true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Buyer's Parent with the SEC since January 1, 1995 (collectively, the ABuyer Parent's SEC Reports@) all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such Buyer Parent's SEC Reports, as of the respective dates they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of the Buyer's Parent (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, present fairly, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer's Parent and the Buyer as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended. Each of the unaudited financial statements of the Buyer's Parent (including any related notes and schedules) included in its quarterly report on Form 10-Q for the quarter ended March 31, 1998, present fairly, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer's Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

          5.6   Legal Proceedings
  There are no actions or proceedings pending (or to the Buyer's Knowledge, threatened as of the date of this Agreement) against the Buyer or Buyer's Parent before any court or Governmental Authority acting in an adjudicative capacity, which, could individually or in the aggregate, reasonably be expected to create a Buyer Material Adverse Effect or prohibit or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby in any material respect. The Buyer and Buyer's Parent are not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would, individually or in the aggregate, create a Buyer Material Adverse Effect. Buyer shall advise Sellers of any actions or proceedings which shall be commenced against Buyer or the Buyer's Parent from and after the date hereof as soon as practicable after the commencement of same, and shall further advise Sellers upon Buyer obtaining knowledge from and after the date hereof of any threatened action or proceeding against the Buyer or the Buyer's Parent which, in each case, could reasonably be expected to, individually or in the aggregate, create a Buyer Material Adverse Effect or prohibit or restrain the performance of this Agreement, or the consummation of the transactions contemplated hereby in any material respect.

          5.7   Qualified Buyer
     The Buyer is qualified to obtain any Permits and Environmental Permits necessary for the Buyer to own and operate the Purchased Assets as of the Closing.

          5.8   Inspections
   (a) The Buyer acknowledges and agrees that each of the Buyer and Buyer's Parent has, prior to the Buyer's execution of this Agreement, (i) reviewed the Phase I and Phase II reports,
(ii) had full opportunity to conduct to its satisfaction Inspections of the Purchased Assets, including the Sites, and
(iii) fully completed, and approved the results of, all Inspections of the Purchased Assets. The Buyer acknowledges that each of the Buyer and Buyer's Parent is satisfied through such review and Inspections that no further investigation and study on or of the Purchased Assets is necessary for the purposes of acquiring the Purchased Assets for the Buyer's intended use, and the Buyer hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing Environmental Conditions of the Sites, including without limitation, any Hazardous Substances in, at, on, under or related to the Sites. The Buyer acknowledges and agrees that it hereby assumes the risk that adverse past, present, and future physical characteristics and Environmental Conditions may not have been revealed by its Inspections and the investigations of the Purchased Assets contained in the Phase I and Phase II reports. In making its decision to execute this Agreement, and to purchase the Purchased Assets, the Buyer has relied and will rely upon the results of its Inspections and the Phase I and Phase II reports.

     (b) The Buyer acknowledges that its obligation to consummate this transaction is not conditioned on or subject to any further Inspections of the Purchased Assets, or the existence of, or the absence of, any physical condition or circumstance with respect to the Purchased Assets. Notwithstanding the foregoing, the Buyer may conduct due diligence to confirm the accuracy of the Sellers' representations and warranties. Such due diligence shall not include the performance or conduct of any environmental sampling or testing at, in, on or underneath the Purchased Assets.

          5.9   "AS IS" Sale
      The Buyer acknowledges that the representations and warranties set forth in Article IV constitute the sole and exclusive representations and warranties of the Sellers in connection with the transactions contemplated hereby. The
Buyer acknowledges that there are no representations, warranties, covenants, understandings or agreements between the Parties regarding the Purchased Assets or their transfer other than those incorporated in this Agreement.
Except for the representations and warranties expressly set forth in Article IV, the Buyer disclaims reliance on any representations or warranties, either express or implied, by the Sellers or their Representatives. Buyer acknowledges and agrees that the Purchased Assets are being acquired "as is, where is" on the Closing Date, and in their condition on the Closing Date, and that the Buyer is relying on its own examination of the Purchased Assets, and is not relying on any representation or warranty made by the Sellers (other than those made by Sellers under this Agreement) or their Representatives, or any broker or investment banker.

          5.10  Purchase for Investment
       The Buyer is acquiring the SRC Stock for its own account for investment and not with a view to or for sale or distribution thereof within the meaning the Securities Act. The Buyer (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investing in the SRC Stock and protecting its own interests in connection with the investment and purchase; (ii) has been provided with the opportunity to ask questions and receive answers concerning SRC and has had all such questions answered to its satisfaction; (iii) notwithstanding Section 6.2, has reviewed all information provided by the Seller and SRC regarding SRC and has completed such review to its satisfaction as of the date hereof; (iv) is aware that the SRC Stock is not registered under the Securities Act or any state securities laws; and (v) understands that the transfer of the SRC Stock may not be transferred, directly or indirectly, unless the SRC Stock is registered under the Securities Act or an exemption under the Securities Act and the rules and regulations thereunder is available with respect to such transfer and applicable state securities laws are complied with.

          5.11  WARN Act
    The Buyer does not intend to engage in a Plant Closing or Mass Layoff, as such terms are defined in the WARN Act, with respect to the business or operations of the Purchased Assets, within sixty days after the Closing Date.


                           ARTICLE VI
                    COVENANTS OF THE PARTIES

          6.1(a)    Conduct of Business Relating to the Purchased
Assets
      Except as described in Schedule 6.1 or as expressly contemplated by this Agreement or to the extent the Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Purchased Assets in the ordinary course of business consistent with Good Utility Practices and shall use all Commercially Reasonable Efforts to preserve and maintain intact the Purchased Assets in good working order, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 6.1, or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of the Buyer, the Sellers shall not (and shall not suffer or permit SRC to) with respect to the Purchased Assets:

          (i) Make any material change in the levels of Inventories customarily maintained by the Seller or its Affiliates with respect to the Purchased Assets, other than changes which are consistent with Good Utility Practices;

          (ii) Sell, lease (as lessor), encumber, pledge, or transfer or otherwise dispose of any Purchased Assets (except for Purchased Assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices), other than to encumber Purchased Assets with Permitted Encumbrances;

          (iii) Modify, amend or terminate prior to the expiration date any of the material Seller's Agreements, Real Property Leases or any of the Permits or Environmental Permits in any material respect, other than (a) as may be required in connection with transferring the Sellers' rights or obligations thereunder to Buyer pursuant to this Agreement, or (b) as Buyer may consent.

          (iv) Except as otherwise provided herein, enter into any commitment for the purchase, sale, or transportation of fuel having a term greater than six months and not terminable on or before the Closing Date either (i) automatically, or (ii) by option of the Seller (or, after the Closing, by the Buyer) in its sole discretion, if the aggregate payment under such commitment for fuel and all other outstanding commitments for fuel not previously approved by Buyer would exceed $5 million;

          (v)   Sell, lease or otherwise dispose of Allowances;

          (vi) With respect to SRC, permit or cause SRC to change its capital structure; amend its charter, by-laws or other governing documents; issue new securities; declare any dividends; merge, consolidate or combine with any other entity; hire any employees; purchase or sell any assets in an amount greater than $500,000; create or suffer to exist any liabilities, contingent or otherwise, not directly attributable to its business as presently conducted; or change its business as presently conducted;

          (vii) Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to the Purchased Assets that individually exceeds $1,000,000 or in the aggregate exceeds $10,000,000 unless it is terminable by Seller (or after the Closing, by the Buyer) without penalty or premium upon no more than sixty (60) days notice;

          (viii) Except as otherwise required by the terms of the IBEW Collective Bargaining Agreement (as defined in
     Section 6.10(d)), (a) hire at, or transfer to the Purchased Assets, any new employees prior to the Closing Date, other than to fill vacancies in existing positions in the reasonable discretion of Seller and other than the transfer of employees identified by Buyer pursuant to Section 6.10(l) from NYSEG to Seller, (b) materially increase salaries or wages of employees employed in connection with the Purchased Assets prior to the Closing Date, (c) take any action prior to the Closing Date to effect a material change in the IBEW Collective Bargaining Agreement, or (d) take any action prior to the Closing to materially increase the aggregate benefits payable to the employees employed in connection with the Purchased Assets; and

          (ix) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (viii).

          (b) The Seller shall have the right to expend amounts and incur liabilities from the date of this Agreement to the Closing Date, including, but not limited to, capital additions to or replacements of property, plant and equipment included in the Purchased Assets and other expenditures or repairs on property, plant and equipment included in the Purchased Assets that would be capitalized by the Seller in accordance with normal capitalization policies of the Seller and its Affiliates (together, "Capital Expenditures"), and amounts to operate and maintain the Purchased Assets ("OM Expenditures"), in order to fulfill its obligation under Section 6.1(a) to preserve and maintain intact the Purchased Assets in good working order.

          (c) If the Seller incurs a Capital Expenditure and/or an OM Expenditure from the date of this Agreement to the Closing Date (i) at the reasonable request of the Buyer, then the Buyer shall promptly reimburse the Seller for such expenditures and related lost margin resulting from reduced output of the Plant(s) during the time that such expenditures are made, pursuant to an arrangement reasonably acceptable to the Seller, or (ii) pursuant to an order or directive of a Governmental Authority, then (AA) the Seller shall notify the Buyer of that order or directive, and
(BB) the Buyer shall reimburse the Seller for such expenditures at the Closing.

          (d) Notwithstanding any provision of this Agreement that may be to the contrary, the Seller shall have no obligation to commence any proceeding or proceedings under Article VII of the New York Real Property Tax Law with respect to any of the Purchased Assets.

          6.2   Access to Information
       (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice: (i) give the Buyer and its Representatives reasonable access to all books, records, plans, offices and other facilities and properties constituting the Pur chased Assets; (ii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably re quest; (iii) furnish the Buyer, upon its request, with a copy each material report or other document filed by Seller or any of its Affiliates with respect to the Purchased Assets with the SEC, FERC or NYPSC, and (iv) furnish the Buyer with all such other information as shall be reasonably necessary to enable the Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such inspections and investigations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal or contractual obligation not to supply. Notwithstanding anything in this Section 6.2 to the contrary, the Seller will only furnish or provide access to Transferring Employee Records and will not furnish or provide access to other employee personnel records or employee medical information unless required by law or specifically authorized by the affected employee, and the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

          (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 6.2 shall be "Proprietary Information" (as defined herein). Each Party shall, and shall use its reasonable efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any person other than such Party's Representatives and (ii) not to use such Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. After the Closing Date, any Proprietary Information solely related to the Purchased Assets shall no longer be subject to the restrictions set forth herein. The obligations of the Parties under this Section 6.2(b) shall be in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the Closing.

          (c) For a period of seven (7) years after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records related to the Purchased Assets with respect to the periods prior to the Closing, including all Transferring Employee Records in the possession of the other Party to the extent that such access may reasonably be required in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the business or operation of the Purchased Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance written notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other party with respect to such access pursuant to this Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's expense, to segregate and remove such books and records as such other Party may select.

          Notwithstanding any provision herein to the contrary, Buyer agrees that subsequent to the Closing Date, Sellers shall have access to (i) Milliken Station, at reasonable times, as requested by Seller and its Affiliates, the DOE, the DOE contracting officer or the DOE contracting officer's Technical Project Officer for the purposes of allowing government officials and interested members of the public, as determined by Seller and its Affiliates or the DOE, to observe the work and the effect of the work performed pursuant to the Cooperative Agreements on the operation of Milliken Station and, (ii) Milliken Station, as requested by NYSEG or Seller, for the purpose of allowing members of the public to observe the operation of the Topaz System, and
(iii) Kintigh Station, as requested by NYSEG or Seller, for the purpose of allowing members of the public to observe the operation of the carbon separator.

          (d) Notwithstanding the terms of Section 6.2(b) above, the Parties agree that prior to the Closing the Buyer may reveal or disclose Proprietary Information to any other Persons in connection with the Buyer's financing of its purchase of the Purchased Assets (provided that such Persons agree in writing to maintain the confidentiality of the Proprietary Information in accordance with terms and conditions consistent with those contained in this Agreement).

          (e) Upon the other Party's prior written approval (which will not be unreasonably withheld), either Party may provide Proprietary Information of the other Party to the NYPSC, the FERC or any other Governmental Authority with jurisdiction, as necessary to obtain the Seller Required Regulatory Approvals, or the Buyer Required Regulatory Approvals or comply generally with any relevant laws or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

          (f) Except as specifically provided herein or in the Confidentiality Agreement, nothing in this Section shall impair or modify any of the rights or obligations of the Buyer or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

          (g) Except as may be permitted in the Confidentiality Agreement, the Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of the Sellers with respect to any aspect of the Purchased Assets or the transactions contemplated hereby, without the prior written consent of the Seller, which shall not be unreasonably withheld.

          (h) (i) The Buyer shall be entitled to inspect, in accordance with this Section 6.2(h), all of the Purchased Assets located adjacent to any Point of Interconnection (as defined in the Interconnection Agreement), as shown in Schedule A to the Interconnection Agreement, to verify and/or determine the accuracy of the data, drawings, and records described in such Schedule. The Parties shall cooperate to schedule the Buyer's inspection at the Plants so that any interference with the operation of the Plants is minimized, to the extent reasonably feasible, and so that the Buyer may complete its inspections of the Plants within thirty (30) working days of commencement of inspections and within two (2) months after the execution of this Agreement.

                (ii) The Seller shall provide, or shall cause to be provided, to the Buyer, access to the Plants at the times scheduled for the inspections. The Seller shall provide qualified engineering, operations, and maintenance personnel to escort the Buyer's personnel and to assist the Buyer's personnel in conducting the inspections. The Seller and the Buyer shall each bear their own costs of participating in the inspections.
At a mutually convenient time not more than one (1) month after the Buyer has completed its inspections, the Parties shall meet to discuss whether, as a result of the inspections, it is appropriate to modify Schedule A to the Interconnection Agreement to portray more accurately the Points of Interconnection. Any modification to any portion of Schedule A of the Interconnection Agreement to which the Parties agree shall thereafter be deemed part of Schedule A of the Interconnection Agreement for all purposes under the Interconnection Agreement.

          6.3   Expenses
      Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, the Buyer will be responsible for (a) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that the Buyer elects to obtain and (b) all filing fees under the Federal Power Act and HSR Act.

          6.4   Further Assurances
(a)Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things as may be reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including, without limitation, using its best efforts to ensure satisfaction of the conditions precedent to the obligations of the Parties hereunder, to obtain all necessary consents, approvals and authorizations of third parties (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) and to effectuate a transfer of the Transferable Permits to the Buyer. Neither of the Parties hereto shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Buyer further agrees that prior to the Closing Date, it will neither enter into any other contract to acquire, nor acquire, electric generation facilities or uncommitted capacity located in New York State if the Buyer's proposed acquisition of such additional electric generation facilities or uncommitted capacity might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Buyer shall give Sellers reasonable advance written notice (and in any event not less than 10 days) before Buyer contracts, prior to the Closing, to acquire or acquires any electric generation facility or uncommitted capacity located in New York .

          (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall, subject to Sections 6.4(c) and (e), use Commercially Reasonable Efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been granted by the Buyer to NYSEG at the Closing, the Buyer shall use Commercially Reasonable Efforts to grant such Easement to NYSEG as promptly as is practicable after the Closing.

          (c) To the extent that the Sellers' rights under any material Seller's Agreement, or Real Property Lease, may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment thereof would constitute a breach thereof or be unlawful and (i) the Seller shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible, or (ii) if the terms of such material Seller's Agreement or Real Property Lease provide for termination of such agreement without liability to Seller, Buyer may direct the Seller, and the Seller shall agree, to terminate such material Sellers' Agreement or Real Property Lease on the Closing Date in accordance with its terms. The Seller and the Buyer agree that if any consent to an assignment of any material Seller's Agreement, or Real Property Lease, shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the material Seller's Agreement, or Real Property Lease, in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, at its option and to the maximum extent permitted by law and such material Seller's Agreement, or Real Property Lease, shall, after the Closing Date, appoint the Buyer to be the Seller's representative and agent with respect to such material Seller's Agreement, or Real Property Lease, or, to the maximum extent permitted by law and such material Seller's Agreement, or Real Property Lease, enter into such reasonable arrangements with the Buyer or take such other actions as are necessary to provide the Buyer with the same or substantially similar rights and obligations under such material Seller's Agreement, or Real Property Lease, and provided further, that Seller shall not make any agreement, arrangement or other understanding that would have a Material Adverse Effect as a condition for obtaining a consent(s) without the prior written consent of the Buyer. The Seller and the Buyer shall cooperate and shall each use Commercially Reasonable Efforts prior to and after the Closing Date to obtain an assignment of such material Seller's Agreement, or Real Property Lease, to the Buyer.

          (d) From time to time after the date hereof, without further consideration, the Seller will cooperate with the Buyer in its efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods following the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Purchased Assets. From time to time after the date hereof, without further consideration, the Buyer will cooperate with the Seller in its efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods following the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

          (e) To the extent that the Sellers' rights under any warranty or guaranty described in Section 2.1(j) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign same, if an attempted assignment would constitute a breach thereof, or be unlawful.
The Seller and the Buyer agree that if any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the warranty or guaranty in question, so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, at the Buyer's expense, shall use Commercially Reasonable Efforts, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of the Buyer so as to provide the Buyer to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

          6.5   Public Statements
Subject to the requirements imposed by applicable law or any Governmental Authority or stock exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by either Party without the approval of the other Party (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing such announcements.

          6.6   Consents and Approvals
        (a) As promptly as possible after the date of this Agreement, the Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The Buyer will pay all filing fees under the HSR Act, but each Party will bear its own costs of the preparation of any filing.

          (b) As promptly as possible after the date of this Agreement, the Seller shall file with the FERC an application requesting Exempt Wholesale Generator status for the Buyer, which filing may be made individually by the Buyer or jointly with the Seller in conjunction with other filings to be made with the FERC under this Agreement, as reasonably determined by the Parties. Prior to the Buyer's submission of that application with the FERC, the Buyer shall submit such application to the Seller for review and comment and the Buyer shall incorporate into the application any revisions reasonably requested by the Seller. The Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any re-application. If the Buyer's initial application for Exempt Wholesale Generator status is rejected by the FERC, the Buyer shall be required to petition the FERC for rehearing and/or to re-submit an application with the FERC, as reasonably required by the Seller, provided that in either case the action directed by the Seller does not create a Buyer Material Adverse Effect.

          (c) As promptly as possible after the date of this Agreement, the Buyer shall file with the FERC an application requesting authorization under Section 205 of the Federal Power Act to sell electric generating capacity and energy, but not other services, including, without limitation, ancillary services, and excluding those sales of electric generating capacity and energy under the Milliken Operating Agreement and the New York Transition Agreement at wholesale at market-based rates, which filing may be made individually by the Buyer or jointly with the Seller in conjunction with other filings to be made with the FERC under this Agreement, as reasonably determined by the Parties. Prior to the filing of that application with the FERC, the Buyer shall submit such application to the Seller for review and comment and the Buyer shall incorporate into the application any revisions reasonably requested by the Seller. The Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any re- application. If the Buyer's initial application for market-based rate authorization results in a FERC request for additional information or is rejected by the FERC, the Buyer shall be required to provide that information promptly, to petition the FERC for rehearing and/or to re-submit an application with the FERC, as reasonably required by the Seller, provided that the Seller shall have a reasonable opportunity to make changes to such a petition or re-submission application and, provided further, that the action directed by the Seller does not create a Buyer Material Adverse Effect.

          (d) As promptly as possible after the date of this Agreement, the Seller and the Buyer shall jointly file with the NYPSC and the FERC any filings required to be made with respect to the transactions contemplated hereby other than those filings referred to in Section 6.6(b) and (c). The Parties shall use their best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any joint filing.

          (e) The Seller and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may otherwise be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Seller pursuant to state and local Tax law.

          (f) Within thirty (30) days following the date of this Agreement, the Buyer shall provide to the Sellers, at the Buyer's expense, all necessary information, documents, analyses and studies (including "Hub and Spoke" and "Appendix A" analyses) requested by the Sellers to permit the Sellers to make the certification as described in, and otherwise in accordance with, the NYPSC's April 24, 1998 order approving NYSEG's auction process, and to secure the FERC's approval or acceptance of the transactions contemplated by this Agreement.

          (g) The Buyer shall have the primary responsibility for securing the transfer or reissuance of the Transferable Permits and the procurement of any other Permit effective as of the Closing Date. The Sellers and SRC shall cooperate with the Buyer's efforts in this regard and assist in any transfer or reissuance of a Transferable Permit or the procurement of any other Permit when so requested by the Buyer. In the event that the Buyer is unable, despite its Commercially Reasonable Efforts, to obtain a transfer or reissuance of one or more Transferable Permits as of the Closing Date, the Buyer may use the Permits issued to the Seller, provided (i) such use is not unlawful, (ii) the Buyer notifies the Seller prior to the Closing Date, (iii) the Buyer continues to make Commercially Reasonable Efforts to obtain a transfer or reissuance of such Permits after the Closing Date, and (iv) the Buyer indemnifies the Sellers for any losses, claims or penalties suffered by the Sellers in connection with the Transferable Permit that is not transferred or reissued as of the Closing Date resulting from the Buyer's ownership and operation of the Purchased Assets following the Closing Date. In no event shall Buyer use or otherwise rely on a Transferable Permit issued to the Seller beyond one year after the Closing Date.

          6.7   Fees and Commissions
The Seller and the Buyer each represent and warrant to the other that, except for Goldman, Sachs & Co., which is acting for and at the expense of the Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation and warranty. The Seller, on the one hand, and the Buyer, on the other hand, shall pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the parties listed above) incurred by reason of any action taken by the indemnifying Party.

          6.8   Tax Matters
 (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, (i) New York sales tax and (ii) the New York transfer tax on conveyances of interests in real property) shall be borne by the Buyer. The Seller shall file, to the extent required by, or permissible under, applicable law, all necessary Tax Returns and other documentation with respect to all such transfer and sales taxes, and, if required by applicable law, the Buyer shall join in the execution of any such Tax Returns and other documentation. The Buyer and the Seller shall use their respective best efforts to provide cooperation and assistance (including documents and information) in order to minimize the amount of applicable transfer and sales taxes to the extent permitted by law. Prior to the Closing Date, to the extent applicable, the Buyer shall provide to the Seller appropriate certificates of Tax exemption from each applicable taxing authority.

          (b) With respect to Taxes to be prorated in accordance with Section 3.5 of this Agreement, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return. Within fifteen (15) Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer the Seller's share (appropriately adjusted to reflect any payments previously made by the Seller) of the amount shown on such Tax Return. With respect to real estate taxes, evidence of payment shall be delivered by the Seller to the Buyer at closing.

          (c) The Buyer and the Seller shall each provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit, examination, or proceedings.
Any information obtained pursuant to this Section 6.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto. The Seller shall not destroy any records related to the Purchased Assets or SRC without first giving notice to, and obtaining the written consent (which consent shall not be unreasonably withheld), of the Buyer.

          (d)   SRC Tax Matters.

          (1) Section 338(h)(10) Election. (A) With respect to the sale of the SRC Stock, if requested by the Buyer, the Seller and the Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code and any permissible comparable election under state and local tax law (the "Election"). As soon as practicable after the Closing Date, with respect to the Election, the Seller and the Buyer shall mutually prepare a Form 8023-A, with all attachments, and the Seller and the Buyer shall sign such Form 8023-A. The Buyer and the Seller shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve the Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local law) or any successor provision.

          (B) With respect to the Election, the Modified Aggregate Deemed Sales Price as defined in Section 1.338(h)(10)-1 of the Treasury Regulations (the "Modified ADSP") shall be allocated among the assets of SRC pursuant to Treasury Regulation ' 1.338(h)(10)-1. The Buyer and the Seller shall use their good faith best efforts to agree upon such allocation. The Seller may provide to the Buyer a schedule and supporting material reflecting such allocation for the Buyer's review and consent. Such consent is not to be unreasonably withheld. The Parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

          (2)   Return Filing, Payments, Refunds and Credits.

          (A) For purposes of this Agreement, the amount of Taxes of SRC attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be determined based upon the cumulative monthly income statements of SRC for all months ending prior to the Closing Date and upon the monthly income statement of SRC for the month in which the Closing Date occurs based upon the relative number of days in the pre-Closing and post-Closing portion of the month in which the Closing Date occurs; provided, however, that Taxes imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period and any extraordinary transaction shall be allocated to the portion of such Straddle Period in which it occurred; provided, further, that the taxes of SRC that are attributable to the pre-Closing portion of any taxable period shall include any Taxes resulting from the gain on any deemed sale of assets by SRC pursuant to Section 338 of the Code or any comparable provision under the laws of any other jurisdiction with respect to the transactions contemplated by this Agreement.

          (B) The Buyer and the Seller shall cause SRC to join, for all periods for which SRC is required or eligible to do so, in all consolidated federal Tax Returns of the Seller ("Seller's Tax Returns"). The Seller shall cause to be prepared and timely filed all of Seller's Tax Returns and shall cause SRC to pay, in accordance with the Tax Sharing Agreement, SRC's share of all Taxes shown to be due on Seller's Tax Returns; except that, as to Taxes attributable to the Election, SRC's share of such Taxes shall be paid by the Seller. The Buyer shall, or shall cause SRC to, pay to the Seller the portion of such Taxes shown to be due thereon that are attributable to SRC for the post-Closing Date portion of the Straddle Period determined in accordance with
     Section 6.8(d)(2)(A) and the Tax Sharing Agreement in effect on the date of the signing of this Agreement.

          (C) The Buyer shall, or shall cause SRC to, prepare and timely file all Tax Returns of SRC for all pre-Closing periods and the Straddle Period, other than those referred to in Section 6.8(d)(2)(B), which Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns. The Seller shall fully cooperate with the Buyer and SRC in accordance with past practice in the preparation of the Tax Returns referred to in this Section 6.8(d)(2)(C).

          (D)   The Tax Returns referred to in Section
     6.8(d)(2)(B) and (C), other than such Tax Returns that include not only SRC but also one or more other affiliates of the Buyer or the Seller (as the case may be), shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by applicable law. Upon request by the other Party, the Seller shall cause a copy of any Tax Return that is required to be filed by the Seller under Section 6.8(d)(2)(B), and the Buyer shall cause a copy of any Tax Return that is required to be filed by the Buyer or SRC under Section 6.8(d)(2)(C) (other than such Tax Returns that include not only SRC but also one or more other affiliates of the Buyer or the Seller, as the case may be), in each case together with all relevant work papers and other information, to be made available to the other Party for review and approval no later than 20 Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions). Such approval shall not be unreasonably withheld. An exact copy of any such Tax Return filed by the Buyer shall be provided to the Seller and any such Tax Return filed by the Seller shall be provided to the Buyer, in each case, no later than ten days after such Tax Return is filed.

          (E) Any refunds or credits of the Taxes of SRC plus any interest received with respect thereto from the applicable taxing authorities for any pre-Closing period (including without limitation, refunds or credits arising from an amended return filed after the Closing Date) shall be for the account of the Seller, except to the extent that such refunds or credits are attributable to the mandatory carryback of any deductions or credits for any Tax Period ending after the Closing Date and, if received by the Buyer or SRC, shall be paid to the Seller within ten days after the Buyer or SRC receives such refund or after the relevant Tax Return is filed within which the credit is applied against the Buyer's or SRC's liability for Taxes for a period which begins after the Closing Date, net of any Taxes the Buyer or SRC is required to pay on account of receiving such refund or credit (including a reasonable estimate of resulting future Tax costs). The Seller, without the consent of the Buyer (which consent shall not be unreasonably withheld), shall not apply for any refund that would create a material adverse effect on any post-Closing period Tax Return and shall not apply for any refund for any Straddle Period Tax Return or any Tax Return for SRC that is not a consolidated, combined, or unitary Tax Return. Any refunds or credits of Taxes of SRC for any Straddle Period shall be apportioned between the Seller and the Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.8(d)(2)(A).

          (3) Tax Indemnification. (A) The Seller and NYSEG shall, jointly and severally, indemnify, defend and hold the Buyer harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by the Buyer or SRC in respect of or relating to, directly or indirectly (i) Taxes of or attributable to SRC for all pre-Closing periods, (ii) Taxes of or attributable to SRC with respect to the pre-Closing portion of the Straddle Period, and (iii) Taxes payable by SRC with respect to any pre-Closing period or Straddle Period by reason of SRC being severally liable for the Tax of any Tax Affiliate pursuant to Treasury Regulation ' 1.1502-6 or any analogous state or local tax law.

          (B) The Buyer shall indemnify, defend and hold the Sellers harmless from and against any and all Taxes, (including interest and penalties) which may be suffered or incurred by the Seller in respect of or relating to, directly or indirectly (i) Taxes of or attributable to SRC with respect to all post-Closing periods, (ii) Taxes of or attributable to SRC with respect to the post-Closing portion of any Straddle Period, and (iii) Taxes of or attributable to SRC with respect to pre-Closing periods but only to the extent relating to a breach by Buyer of any covenant of this Agreement relating to Tax.

          (C) An indemnity payment due under this Section 6.8(d)(3) shall be made within thirty (30) days after (i) if the Party in control of the issue under Section 6.8(d)(4) determines not to contest the issue, the receipt of a formal notice or assessment from a taxing authority or the occurrence of any other event giving rise to the payment subject to an indemnity, or (ii) if the Party in control of the issue under Section 6.8(d)(4) determines to contest the issue, the earlier of the signing of a closing agreement or settlement agreement or any other similar agreement with the relevant tax authorities, the receipt of a deficiency notice with respect to which the period for filing a petition with the relevant court has expired, or a decision of any court of competent jurisdiction which is not subject to appeal or as to which the time for appeal has expired.

          (4) Tax Contest. (A) The Seller and the Buyer shall notify the other party in writing within 30 days of the notifying Party's receipt of written notice of any pending or threatened tax examination, Audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation of such other Party pursuant to this Section 6.8(d). If the recipient of such notice of a Tax Contest fails to provide such notice to the other Party, the recipient shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying Party's ability to defend against, settle, or satisfy any action, suit or proceeding for which the indemnified Party is entitled to indemnification hereunder.

          (B) To the extent that a Tax Contest relates to any period ending prior to the Closing Date (and does not relate to any Taxes for which the Buyer is liable in full hereunder) or to any Taxes for which the Seller is liable in full hereunder, the Seller shall at its expense control the defense and settlement of that part of such Tax Contest. If such Tax Contest relates to any period beginning on or after the Closing Date (and does not relate to any Taxes for which the Seller is liable in full hereunder) or if a Tax Contest relates to any Taxes for which the Buyer is liable in full hereunder, the Buyer shall at its own expense control the defense and settlement of that part of such Tax Contest.
     The Party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. The Buyer and the Seller shall jointly represent SRC in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by the Buyer and the Seller.

          (C)  Notwithstanding anything to the contrary in
     Section 6.8(d)(4)(B), to the extent that an issue raised in any Tax Contest controlled by one Party or jointly controlled could materially affect the liability for Taxes of the Party not in sole control, the controlling Party shall not, and neither party in the case of joint control shall, enter into a final settlement of such Tax Contest without the consent of the other Party, which consent shall not be unreasonably withheld. Where a Party withholds its consent to any final settlement, that Party may continue or initiate further proceedings, at its own expense, and (as be tween the consenting and the non-consenting party) the lia bility of the Party that wished to settle shall not exceed the liability to it that would have resulted from the proposed final settlement (including additions to Tax and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for any amount in excess of such liability. This Section 6.8(d)(4) shall not apply to any issue relating to the allocation of the Purchase Price pursuant to Section 3.4.

          (5) Tax Sharing Agreements. Any Tax sharing agreement to which SRC is a party shall be deemed terminated with respect to SRC on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement with respect to SRC after such termination; provided, however, that the Tax Sharing Agreement shall remain in effect with respect to SRC in order to determine the portion of the Seller's Tax liabilities that are attributable to SRC and that are to be paid to the Seller under Section 6.8(d)(2)(B) for the post-Closing Date portion of the Straddle Period.

          (e) Disputes. In the event that a dispute arises between the Seller and the Buyer regarding Taxes, or any amount due under Section 6.8(d) hereof, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within 30 days, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Seller and the Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

          6.9   Advice of Changes
      Prior to the Closing, each Party will advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party becomes aware and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. The Seller shall promptly notify the Buyer of any such development, including any such development causing a breach of any of its representations and warranties in Article
IV. Unless the Buyer has the right to terminate this Agreement pursuant to Section 9.1(e) below by reason of the development and exercises that right within the period of fifteen (15) days after such right accrues, the written notice pursuant to this Section
6.9 will be deemed to have amended this Agreement, including the appropriate Schedule, to have qualified the representations and warranties contained in Article IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          6.10  Employees
     (a) The Buyer is required to offer employment, effective as of the Closing Date, to those hourly- paid employees of the
Sellers: (i) who are covered by the IBEW Collective Bargaining Agreement, as defined in Section 6.10(d) below; and (ii) who are listed in, or are in a function or whose employment responsibilities are listed in, Schedule 6.10(a).

          (b) The Buyer is also required to offer employment, effective as of the Closing Date, to those salaried employees of the Seller who are listed in, or in a function or whose employment responsibilities are listed in, Schedule 6.10(b).
Each person who becomes employed by the Buyer pursuant to
Section 6.10(a) or (b) shall be referred to herein as a "Transferred Union Employee" or "Transferred Non-Union Employee", respectively.

          (c) All offers of employment made pursuant to Sections 6.10(a) or (b) shall be made (i) in accordance with all applicable laws and regulations, and (ii) for employees represented by System Council U-7 of the International Brotherhood of Electrical Workers ("IBEW") in accordance with the IBEW Collective Bargaining Agreement and IBEW Memoranda, as defined in Section 6.10(d) below. Transferred Union Employees shall retain their seniority and receive full credit for service with the Seller, NYSEG and their Affiliates in connection with entitlement to vacation and all other benefits and rights under the IBEW Collective Bargaining Agreement and the IBEW Memoranda, as defined in Section 6.10(d), below. Transferred Non-Union Employees shall also be given credit for all service with Seller, NYSEG and their Affiliates for purposes of benefits entitlement.

          (d) Schedule 6.10(d) sets forth the collective bargaining agreement, and amendments thereto, to which NYSEG is a party with the IBEW in connection with the Purchased Assets ("IBEW Collective Bargaining Agreement"), together with the Memoranda or Letters Renewed for the Term of the 1997 Agreement between NYSEG and System Council U-7 of the IBEW ("IBEW
Memoranda").   With respect to Transferred Union Employees who
are included in the collective bargaining units covered by the IBEW Collective Bargaining Agreement ("IBEW Employees"), on the Closing Date, the Buyer shall assume the IBEW Collective Bargaining Agreement and the IBEW Memoranda for the duration of its term as it relates to IBEW Employees to be employed at the Purchased Assets and shall comply with all applicable obligations under the IBEW Collective Bargaining Agreement and the IBEW Memoranda. The Buyer further agrees to recognize the IBEW as the collective bargaining agent for the Transferred Union Employees.

          (e) For the period commencing on the Closing Date and ending on June 30, 2000, the Buyer shall provide all Transferred Non-Union Employees with total compensation and benefits including, without limitation, base pay, authorized overtime as set forth in Schedule 6.10(e), bonuses, and benefits contained in the employee benefit plans, programs, and fringe benefit arrangements (including education reimbursement and vacation entitlement) which are in the aggregate at least comparable in value and nature to the Transferred Non-Union Employee's total compensation and benefits prior to the Closing. Such total compensation shall be based upon (1) such employee's existing individual base pay, (2) authorized overtime, if applicable, and
(3) an average bonus and benefit component for such employee's salary plan level, as consistently applied by Seller or its Affiliates, apportioned according to such employee's base pay.

          (f) As of the Closing Date, all Transferred Non-Union Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA), maintained or sponsored by the Seller or its Affiliates (the "Prior Welfare Plans") and shall commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (g) Transferred Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all employee benefit plans, programs, and fringe benefit plans, programs, and fringe benefit arrangements of the Buyer established for the Transferred Non-Union Employees ("Buyer Benefit Plans") in which they become participants, to the extent such service was recognized for comparable purposes under the corresponding Benefit Plan of Seller or NYSEG. The service credit given is for purposes of eligibility, vesting, service related level of benefits, and benefit accrual. Although Transferred Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all Buyer Benefit Plans, the ultimate benefits provided under the Buyer Benefit Plans may be offset by those previously provided by the Seller or its Affiliates or the Benefit Plans, or by the benefits accrued under the Benefit Plans or otherwise committed to be provided by the Seller or its Affiliates in the future, regardless of whether such accrued benefits actually are paid.

          (h) The Buyer shall establish a "defined benefit plan" which is identical to the "Retirement Benefit Plan for Employees of NYSEG" under which the ultimate benefits provided to the Transferred Non-Union Employees and Transferred Union Employees shall be offset by the benefits accrued under the "Retirement Benefit Plan for Employees of NYSEG" or provided by the "Retirement Benefit Plan for Employees of NYSEG" in the future.

          (i) To the extent allowable by law, the Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Transferred Employee, to accept a direct "rollover" of all or a portion of said employee's distribution (excluding securities) from the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees and the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees.

          (j)   The Buyer shall pay to each Transferred Non-Union
Employee whose employment is terminated by the Buyer or one of its Affiliates before June 30, 2000 a severance benefit package equal to the following:

                Each Transferred Non-Union Employee whose employment is terminated by the Buyer for other than inability to perform normally assigned duties, unsatisfactory job performance, or for cause will be entitled to a severance payment based on the following schedule:

     Service                       Severance Payment

     Less than 2 years             l/2 month's base pay
     2 but less than 4 years       l month's base pay
     4 but less than 6 years       l l/2 month's base pay
     6 but less than 8 years       2 month's base pay
     8 but less than 10 years      2 l/2 month's base pay
     10 but less than 12 years     3 month's base pay
     12 but less than 15 years     3 2 month's base pay
     15 or more                    3 2 month's base pay plus 1
                                   additional week's base pay for
                                   each full year of service
                                   beyond 14 years

          (k) The Seller agrees to perform timely and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become Transferred Employees effective as of the Closing Date. After the Closing, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

          (l) The Buyer may offer employment, effective as of the Closing Date, to those salaried employees of the Seller or its Affiliates who are listed in, or whose employment functions and responsibilities are listed in, Schedule 6.10(l). The Buyer shall notify the Seller no later than ninety (90) days after the date of this Agreement as to which salaried employees shall be offered employment. Each person who becomes employed by the Buyer pursuant to this Section 6.10(l) shall be considered a "Transferred Non-Union Employee" for all purposes under this Agreement.

          6.11  Risk of Loss
         (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller, other than loss or damage caused by the acts or negligence of the Buyer or any Buyer Representative, which loss or damage shall be the responsibility of the Buyer.

          (b) If, before the Closing Date, all or any material portion of the Purchased Assets is taken by eminent domain or is the subject of a pending or (to the Knowledge of the Seller) contemplated taking which has not been consummated, or if all or any material portion of the Purchased Assets is damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such taking, contemplated taking, damage or destruction would create a Material Adverse Effect, the Seller shall have the option, exercised by notice to the Buyer, to restore, repair or replace the taken or damaged Purchased Assets prior to the Closing. Upon any taking, damage or destruction of less than a material portion of the Purchased Assets, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking, damage or destruction by making a fair and equitable adjustment to the Purchase Price and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, damage or destruction, then the Purchase Price shall be adjusted by an amount determined by the Independent Accounting Firm.

          (c) If the Seller elects to restore, repair or replace the Purchased Assets, which election shall be made by notice to the Buyer within fifteen (15) days following the occurrence of the casualty or taking, the completion of the repair, replacement or restoration will be a condition to the Closing and the Closing Date shall be postponed at the election of the Seller for the amount of time reasonably necessary to complete the restoration, repair or replacement, not to exceed one hundred twenty (120) days after receipt by the Buyer of such notice, without Buyer's consent. The Buyer, and the Buyer's representatives, shall have the right to observe the restoration, repair, or replacement that the Seller elects to undertake. In the event that the Seller elects not to restore, repair or replace such damaged Purchased Assets, or in the event that the Seller, having elected to repair, replace or restore such damaged Purchased Assets, fails to complete the repair, replacement or restoration within one hundred twenty (120) days, then the Parties shall, within thirty (30) days following the Seller's election, or failure to complete, whichever is later, negotiate in good faith an equitable adjustment in the Purchase Price to reflect the impact of the casualty or taking, as mitigated by any repair, replacement or restoration work actually completed by the Seller, on the Purchased Assets being sold to the Buyer, and proceed to the Closing. To assist the Buyer in its evaluation of any casualty or taking, the Seller shall provide the Buyer such information as the Buyer may reasonably request in connection therewith.

          (d) In the event that the Parties fail to reach agreement on an equitable adjustment of the Purchase Price within the thirty (30) days provided in Section 6.11(c), then the Buyer shall have the election, exercisable by notice to the Seller, within fifteen (15) days immediately following the expiration of the thirty (30) day period to either (i) proceed with the consummation of the transaction at Closing, with a reduction in the Purchase Price consistent with the Seller's last offer communicated to the Buyer, in which event the Seller shall assign over or deliver to the Buyer at Closing all condemnation proceeds or insurance proceeds which the Seller receives, or to which Seller becomes entitled by virtue of the casualty or taking, less any costs and expenses reasonably incurred by the Seller in obtaining such condemnation proceeds or insurance proceeds, or
(ii) terminate this Agreement, in which event this Agreement shall terminate and neither Party shall thereafter have any obligation or liability to the other by reason of this Agreement. If the Buyer fails to make the election within such fifteen (15) day period, the Buyer will be deemed to have made the election to proceed with the Closing.

          6.12  Additional Covenants of the Buyer
           Notwithstanding any other provision hereof, the Buyer covenants and agrees that, after the Closing Date, the Buyer will not make any modifications to the Purchased
Assets or take any action which would result in a loss of the exclusion of interest on the pollution control bonds or the solid waste disposal bonds issued on behalf of NYSEG in connection with the Kintigh, Milliken, Goudey, Greenidge, Hickling, and Jennison Generating Stations from gross income for federal income purposes under Section 103 of the Code. The Buyer further covenants and agrees that, in the event that the Buyer transfers any of the Purchased Assets, the Buyer shall obtain from its transferee a covenant and agreement that is analogous to the Buyer's covenant and agreement pursuant to the immediately preceding sentence, as well as a covenant and agreement that is analogous to that of this sentence. This covenant shall survive Closing and shall continue in effect so long as the pollution control bonds or solid waste disposal bonds remain outstanding.

          6.13  Insurance
         (a) After the Closing Date, upon the assertion of an Environmental Claim against the Buyer and/or the Sellers relating to an Assumed Liability of the Buyer hereunder, the Sellers, upon written request from the Buyer, agrees to authorize and empower the Buyer, on the Seller's behalf, to pursue any coverage available for such Environmental Claim against each and every insurance company which has issued comprehensive general liability insurance and/or property damage insurance to and for the benefit of the Seller or NYSEG and which may apply to such Environmental Claim and the damages resulting therefrom (individually an "Insurance Policy" and collectively the "Insurance Policies").

     (b) Such authorization will be made upon, and subject to, the following terms and conditions: (i) the Buyer will direct the conduct and prosecution of any such Environmental Claim, consult with the Seller on the strategy and progress of such Environmental Claim, and furnish the Seller with periodic reports on the status of such Environmental Claim; (ii) the Buyer may select its own legal counsel, provided the Seller and NYSEG may participate in the prosecution of such Environmental Claim with legal counsel of their choice provided they will be responsible for any legal charges and expenses associated therewith; (iii) the Buyer will be solely responsible for all costs, expenses, and other charges associated with the prosecution of such Environmental Claim, including but not limited to all attorneys' fees and legal charges (other than Seller's and NYSEG's) and court costs; (iv) the Buyer will diligently prosecute and pursue such Environmental Claim; (v) the Buyer will pursue and prosecute such Environmental Claim in a manner which will not prejudice Seller's or NYSEG's residual rights under the Insurance Policies;
(vi) any proceeds, payment, judgment, or settlement amounts received by the Buyer with respect to such Environmental Claim will first be applied toward satisfying any indemnity obligation of the Buyer relating to such Environmental Claim as set forth in
Section 8.1(a) of this Agreement, and, following the Seller's receipt of same, the Seller and NYSEG will assign their right, title, and interest in and to the remainder of such proceeds, payment, judgment, or settlement to the Buyer; and (vii) the Buyer will not settle or confess judgment with respect to such Environmental Claim without the Seller's consent, which consent will not be unreasonably withheld, provided, however, that the Buyer acknowledges and agrees that it will be reasonable for the Seller to withhold or delay its consent if such settlement or confession prejudices the Seller's or NYSEG's residual rights under the Insurance Policies and/or otherwise violates any term or condition set forth in this Agreement.

     (c) The Seller agrees, with respect to any such Environmental Claim, (i) to cooperate with the Buyer and participate to the extent reasonably necessary in the prosecution of such Environmental Claim and to comply with all reasonable requests for assistance and cooperation from the Buyer in the prosecution of such Environmental Claim, (ii) that upon the reasonable request of the Buyer, the Seller will make available to the Buyer any employees and officers of the Seller and NYSEG having knowledge of or expertise relating to such Environmental Claims or Insurance Policies for the purpose of assisting Buyer in the prosecution of such Environmental Claim, (iii) that upon the reasonable request of the Buyer, the Seller will make available to the Buyer and its counsel documents and physical evidence in the possession or control of the Seller and NYSEG, and that such documents and physical evidence will be preserved in accordance with the respective document retention policies of the Seller and NYSEG, (iv) that the Seller will assist the Buyer in obtaining the execution of documents necessary for the prosecution or settlement of any such Claim from employees and officers of the Seller and NYSEG, and (v) that so long as the Buyer fulfills its obligations set forth in subsection 6.13(b) above, the Seller and NYSEG will not seek coverage for any such Environmental Claim from the Insurance Policies without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Sellers' agreements to cooperate and assist the Buyer stated in this subparagraph will be furnished without charge to the Buyer insofar as it relates to cooperation and assistance that is reasonable.

          (d)   Notwithstanding the foregoing, or any
representation or warranty made by the Seller or NYSEG in this Agreement, the Seller and NYSEG, individually and collectively, make no representation or warranty as to the validity or enforceability of any claim against the Insurance Policies for any Environmental Claims, particularly but not by way of limitation, that the Seller or NYSEG have furnished any insurance company which has issued any Insurance Policy with adequate or timely notice of (i) any occurrence or condition which may give rise to an Environmental Claim, whether known or unknown, or (ii) any Environmental Claim within the Knowledge of the Seller or NYSEG.


                          ARTICLE VII
                     CONDITIONS TO CLOSING

          7.1   Conditions to Obligations of the Buyer
         The obligation of the Buyer to effect the purchase of the Purchased Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by the Buyer) of the following conditions:

          (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court or Government Authority which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Purchased Assets;

          (c) The Buyer shall have received all of the Buyer Required Regulatory Approvals (other than those approvals which if not obtained, would not individually or in the aggregate, create a Material Adverse Effect), in each case subject to terms and conditions that could not reasonably be expected to, in the aggregate, have a Buyer Material Adverse Effect

          (d) The Sellers shall have performed and complied with in all material respects the covenants, agreements and obligations contained in this Agreement which are required to be performed and complied with by the Sellers on or prior to the Closing Date;

          (e) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that any representations and warranties made as of a specified date shall continue on the Closing Date to be true and correct in all material respects as of such specified date;

          (f) The Buyer shall have received a certificate from an authorized officer of the Sellers, dated the Closing Date, to the effect that, to such officers' Knowledge, the conditions set forth in Sections 7.1(d) and (e) have been satisfied by the Sellers;

          (g)   Since the date of this Agreement, no Material
Adverse Effect shall have occurred and be continuing;

          (h) The Buyer shall have received an opinion from the Seller's counsel reasonably acceptable to the Buyer, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

          (1) The Seller, NYSEG and SRC are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and the Seller and NYSEG have full corporate power and authority to execute and deliver the Agreement and each of the Ancillary Agreements, as applicable, and to consummate the transactions contemplated by them thereby; and the execution and delivery of the Agreement and each of the Ancillary Agreements by the Seller and NYSEG and the consummation of the sale of the Purchased Assets and the other transactions contemplated thereby by the Seller and NYSEG have been duly and validly authorized by all necessary corporate action required on the part of the Seller and NYSEG;

          (2) The Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by the Seller and NYSEG, as the case may be, and constitute legal, valid and binding agreements of the Seller and NYSEG, enforceable against the Seller and NYSEG in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

          (3) The execution, delivery and performance of the Agreement and each of the Ancillary Agreements by the Seller and NYSEG do not (A) conflict with the Certificate of Incorporation or Bylaws, as currently in effect, of the Seller or NYSEG or (B) to the knowledge of such counsel constitute a violation of or default under the Seller Applicable Contracts. "Seller Applicable Contracts" means those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of the Seller or NYSEG;

          (4) The Bill of Sale and other transfer instruments described in Section 3.6 have been duly executed and delivered and are in proper form to transfer to the Buyer such title as was held by Seller to the Purchased Assets;

          (5) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Seller and NYSEG of the Closing other than (A) the Seller Required Regulatory Approvals, all of which have been obtained and are in full force and effect with such terms and conditions as have been imposed by any applicable Governmental Authority, and (B) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate create a Material Adverse Effect; and

          (6) The SRC Stock has been duly authorized and validly issued and is fully paid and non-assessable. The
     Seller is the holder of record of the SRC Stock; and

          (h) The Seller shall have delivered, or caused to be delivered, to the Buyer at the Closing, the Seller's closing deliveries described in Section 3.6.

          7.2   Conditions to Obligations of the Sellers
         The obligation of the Sellers to effect the sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by the Seller) of the following conditions:

          (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

          (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

          (c) The Seller shall have received all of the Seller Required Regulatory Approvals (other than those approvals which if not obtained, would not individually or in the aggregate, create a Material Adverse Effect) in each case, subject to terms and conditions that could not reasonably be expected, in the aggregate, to have a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of the Sellers;

          (d) All consents and approvals for the consummation of the sale of the Purchased Assets and the performance of the Ancillary Agreements contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller or NYSEG is party or by which the Seller or NYSEG, or any of the Purchased Assets may be bound, shall have been obtained, other than those which if not obtained, would not, individually and in the aggregate, create a Material Adverse Effect;

          (e) The Buyer shall have performed and complied with in all material respects the covenants, agreements and obligations contained in this Agreement that are required to be performed and complied with by the Buyer on or prior to the Closing Date;

          (f) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that any representations and warranties made as of a specified date shall continue on the Closing Date to be true and correct in all material respects as of such specified date;

          (g) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to such officers' Knowledge, the conditions set forth in Sections 7.2(e) and (f) have been satisfied by the Buyer;

          (h)   The Buyer shall have assumed, as set forth in
Section 6.10, effective on and after the Closing Date, all of the applicable obligations under the IBEW Collective Bargaining Agreement and IBEW Memoranda as they relate to Transferred Union Employees;

          (i) The Seller shall have received an opinion from the Buyer's counsel reasonably acceptable to the Seller, dated the Closing Date and satisfactory in form and substance to the Seller and its counsel, substantially to the effect that:

          (1) The Buyer is a limited liability company and the Buyer's Parent is a corporation, each of which is duly organized, existing and in good standing under the laws of the state of their respective jurisdiction of organization and in such foreign jurisdictions where qualification is necessary to conduct their business, and Buyer is qualified to do business in the State of New York , and each has full power and authority to execute and deliver the Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated by them thereby; and the execution and delivery of the Agreement and each of the Ancillary Agreements by the Buyer, or the Buyer's Parent, as the case may be, and the consummation of the transactions contemplated thereby by the Buyer and Buyer's Parent have been duly authorized by all necessary action required on the part of the Buyer and Buyer's Parent;

          (2) The Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by the Buyer and Buyer's Parent, as the case may be, and constitute legal, valid and binding agreements of the Buyer and Buyer's Parent, enforceable against each of them in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

          (3) The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Buyer or the Buyer's Parent, as the case may be, do not (A) conflict with the Certificate of Formation, Operating Agreement, Certificate of Incorporation or Bylaws (or other organizational documents) as currently in effect, of the Buyer or Buyer's Parent or (B) to the knowledge of such counsel, constitute a violation of or default under the Buyer Applicable Contracts. "Buyer Applicable Contracts" mean those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of the Buyer and Buyer's Parent;

          (4) The Assignment and Assumption Agreement and other transfer instruments described in Section 3.7 have been duly executed and delivered and are in proper form for the Buyer to assume the Assumed Liabilities; and

          (5) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the Closing and the performance by Buyer and Buyer's Parent, as applicable, of its obligations under the Ancillary Agreements other than the Buyer Required Regulatory Approvals, all of which have been obtained and are in full force and effect.

          (j) Buyer shall have delivered, or caused to be delivered, to the Seller at the Closing, Buyer's closing deliveries described in Section 3.7.


                          ARTICLE VIII
                        INDEMNIFICATION

          8.1   Indemnification
(a) The Buyer shall indemnify, defend and hold harmless the Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss") asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the representations and warranties contained in Sections 5.1, 5.2 and 5.3, (ii) the Assumed Liabilities, (iii) any loss or damages resulting from or arising out of any Inspection, or (iv) any Third Party Claims against a Seller Indemnitee arising out of or in connection with the Buyer's ownership or operation of the Plants and other Purchased Assets on or after the Closing Date.

          (b) The Seller and NYSEG shall, jointly and severally, indemnify, defend and hold harmless the Buyer, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement or the representations and warranties contained in Sections 4.1, 4.2 and 4.3, (ii) the Excluded Liabilities, (iii) noncompliance by the Seller with any bulk sales laws as provided in Section 10.11, or (iv) any Third Party Claims against a Buyer Indemnitee arising out of, or in connection with, the Seller's ownership or operation of the Excluded Assets.

          (c) The Buyer for itself and on behalf of its Representatives and Affiliates, does hereby release, hold harmless and forever discharge the Seller, its Representatives and Affiliates, from any and all Indemnifiable Losses of any kind or character, whether known or unknown, hidden or concealed, resulting from or arising out of any Environmental Condition or violation of Environmental Law relating to the Purchased Assets other than any liabilities or obligations related to Environmental Conditions or Violations of Environmental Law described in Section 2.4. The Buyer hereby waives any and all rights and benefits with respect to such Indemnifiable Losses that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, the Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Indemnifiable Losses that are presently unknown and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Seller and its Representatives and Affiliates from the Indemnifiable Losses described in the first sentence of this paragraph.

          (d) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a reasonable good faith effort (or authorize the Indemnifying Party in accordance with the terms of Section 6.13, in the event of indemnification of any Environmental Claims) to make such effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that an Indemnitee receives any insurance proceeds with respect to such Indemnifiable Loss and (ii) to take into account any net Tax benefit realized by the Indemnitee arising from the recognition of such Indemnifiable Loss and any payment actually received by the Indemnitee with respect to such Indemnifiable Loss.

          (e) The expiration, termination or extinguishment of any covenant or agreement shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

          (f) Except to the extent provided in Section 6.8(d)(3) hereof, which Section shall govern the matters covered therein, and except to the extent provided in Article IX, which Article governs the matters covered therein, the rights and remedies of the Sellers and the Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach of or failure to perform any covenant or agreement or representation or warranty set forth in this Agreement or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be.

          (g) The indemnification obligations of the Parties described in this Article VIII apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, in the Ancillary Agreement under which the Indemnifiable Loss arises.

          (h) No Indemnitee shall be entitled to recover from an Indemnifying Party for any liabilities, damages, obligations, payments, losses, costs or expenses as to which indemnification is provided under this Agreement any amount in excess of the direct damages, court costs and reasonable attorney's fees suffered by such Indemnified Party. The Buyer and the Sellers waive any right to recover punitive, special, incidental, exemplary and consequential damages arising in connection with or with respect to the indemnification provisions hereof. The provisions of this Section 8.1(h) shall not apply to indemnification for a Third Party Claim.

          (i) Buyer and Sellers agree that notwithstanding any provision to this Agreement to the contrary, all Parties to the Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

          8.2   Defense of Claims
(a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty
(20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

          (b) If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

          (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of The Chase Manhattan Bank) shall promptly be repaid by the Indemnitee to the Indemnifying Party. Except as otherwise provided in Section 8.2(e) below, upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement with respect to such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly, subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 8.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

          (e) Notwithstanding anything else to the contrary set forth in subsection 8.2(d), the Buyer will not be subrogated to the rights of the Seller and NYSEG with respect to any Environmental Claim against any insurance company upon making any indemnity payments as required hereunder; the Buyer's right to pursue coverage against the Insurance Policies with respect to any Environmental Claim will be governed strictly by the terms of
Section 6.13.

          (f) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                           ARTICLE IX
                  TERMINATION AND ABANDONMENT

          9.1   Termination
       (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.

          (b) This Agreement may be terminated by the Seller or the Buyer if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable, or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing, or (iii) the Closing contemplated hereby shall have not occurred on or before the day which is twelve months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agree ment under Section 9.1(b)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, however, that if on the day which is twelve months from the date of this Agreement the conditions to the Closing set forth in Section 7.1(c) or 7.2(c) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen months from the date of this Agreement.

          (c) Except as otherwise provided in this Agreement or as otherwise provided in an Ancillary Agreement, this Agreement may be terminated by the Buyer if any of the Buyer Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Buyer to consummate the Closing as set forth in
Section 7.1 (b), shall have been denied or shall have been granted subject to terms or conditions that, in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

          (d) Except as otherwise provided in an Ancillary Agreement, this Agreement may be terminated by the Seller if any of the Seller Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied or shall have been granted subject to terms or conditions that, in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of the Sellers.

          (e)   This Agreement may be terminated by the Buyer, if
(i) there has been a violation or breach by the Seller or NYSEG of any covenant, representation or warranty contained in this Agreement which also results in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date fifteen (15) days after receipt by the Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by the Buyer, or (ii) there has been an advice given pursuant to Section
6.9 of a development which results in a Material Adverse Effect which is not cured by the earlier of the Closing Date or the date fifteen (15) days after the giving of such advice, and such Material Adverse Effect has not been waived by the Buyer.

          (f) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer or Buyer's Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date fifteen (15) days after receipt by the Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by the Seller.

          (g) This Agreement may be terminated by the Buyer in accordance with the provisions of Section 6.11(d).

          9.2   [Reserved]

          9.3   Effect of Termination Without Default
         If this Agreement is terminated pursuant to any of Sections 9.1(a) through (d) and 9.1(g) through (h), then all further obligations and liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.


                           ARTICLE X
                    MISCELLANEOUS PROVISIONS

          10.1  Dispute Resolution
Except as otherwise provided in this Agreement, prior to instituting any litigation or other action, the Parties will attempt in good faith to resolve any dispute or claim promptly by referring any such matter to their respective chief executive officers. Either Party may give the other Party written notice of any dispute or claim. Within twenty (20) days after delivery of that notice, the executives will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim within thirty (30) days.

          10.2  Amendment and Modification
          Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

          10.3  Waiver of Compliance; Consents
          Except as otherwise provided in this Agreement, any failure of either of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

          10.4  No Survival
         Subject to the provisions of Section 9.3, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.3(c), 3.4, 3.5(b), 6.1(c), 6.2, 6.3, 6.4, 6.6(g), 6.7, 6.8, 6.10, 6.12,
6.13, 10.6 and in Article VIII, which covenants shall survive in accordance with their terms, (and the representations and warranties set forth in Section 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3, which representations and warranties shall survive for eighteen
(18) months from the Closing Date), shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Seller, the Buyer or any officer, director, manager, trustee or Affiliate of either of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

          10.5  Notices
         All notices and other communications hereunder shall be in writing and shall be deemed given and effective if delivered personally or by facsimile transmission or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its following address (or at such other address or facsimile number for a party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

          (a)   If to the Sellers, to:

                NYSEG

                NEW YORK STATE ELECTRIC & GAS CORPORATION
                4500 Vestal Parkway East
                Binghamton, New York  13902
                Attn: Vice President and Secretary


                NGE

                NGE Generation, Inc.
                4500 Vestal Parkway East
                Binghamton, New York 13902
                Attn: Secretary


                With a Copy to:

                Huber Lawrence & Abell
                605 Third Avenue
                New York , New York   10158
                Attn: Nicholas A. Giannasca, Esq.
                      Taras G. Borkowsky, Esq.

          (b) if to the Buyer, to:

                AES NY, L.L.C.
                1001 North 19th Street
                Arlington, Virginia 22209
                Attn: Project Manager


                with a copy to:

                Chadbourne & Parke, LLP
                30 Rockefeller Plaza
                New York, New York  10112
                Attn: Richard Sonkin, Esq.

          10.6  Assignment
     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (a) the Buyer may assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (in which case the Buyer and such Affiliate or Affiliates shall nonetheless remain jointly and severally responsible for the performance of all such obligations) so long as any such assignment does not adversely affect the availability or timing of any consent or approval of Governmental Authority required for the consummation of the sale of the Purchased Assets; (b) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institutions for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies with respect to such financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof; provided, however, that no such assignment or other disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its obligations under this Agreement. The Seller agrees, at the Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the Sellers' rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

          10.7  Governing Law
This Agreement shall be governed by and construed in accordance with the law of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. The Parties hereto agree that venue in any and all actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts in and for New York County, New York , which courts shall have exclusive jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in any manner recognized by such courts. Each of the Parties hereto irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

          10.8  Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.9  Interpretation
The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          10.10 Schedules and Exhibits
Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

          10.11 Entire Agreement
This Agreement, the Confidentiality Agreement, and the Ancillary Agreements, including the Exhibits, Schedules, documents, certifi cates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement.
There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, repre sentations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated April 1998, previously made available to the Buyer by the Seller and Goldman Sachs). This Agreement supersedes all prior agreements and understandings between the Parties, other than the Confidentiality Agreement, with respect to such transactions.

          10.12 Bulk Sales Laws
The Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, the Sellers will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Sellers with the provisions of the bulk sales laws of all applicable jurisdictions.

          IN WITNESS WHEREOF, the Seller, NYSEG, and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                              NGE GENERATION, INC.



                              By:
                                 Kenneth M. Jasinski
                                 Executive Vice President

                              NEW YORK STATE ELECTRIC
                                & GAS CORPORATION



                              By:
                                 Kenneth M. Jasinski
                                 Executive Vice President


                              AES NY, L.L.C.



                              By:
                                 Henry Aszklar
                                 Manager